UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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Exchange Act of 1934 (Amendment No.     )
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OXFORD INDUSTRIES, INC.
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NOTICE AND PROXY STATEMENT

OXFORD INDUSTRIES, INC.
222 Piedmont Avenue, N.E.
Atlanta, Georgia 30308

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held on October 10, 2006

TIME:	3:00 p.m., local time, on Tuesday, October 10, 2006
PLACE:	Oxford Industries, Inc. 222 Piedmont Avenue, N.E. Atlanta, Georgia 30308
ITEMS OF BUSINESS:	(1) To elect three directors to serve on our board of directors for a term of three years;
(2) To approve an amendment to the Oxford Industries, Inc. Long-Term Stock Incentive Plan;
(3) To ratify the appointment of Ernst & Young LLP, independent registered public accounting firm, to serve as our independent auditors during the fiscal year ending June 1, 2007; and
(4) To transact any other business that properly comes before the annual meeting or any adjournment or postponement of the annual meeting.
WHO MAY VOTE:	You can vote if you were a holder of record of the Company’s common stock as of the close of business on August 22, 2006.
DATE OF NOTICE:	September 1, 2006
DATE OF MAILING:	This Notice and the Proxy Statement are first being mailed to shareholders on or about September 8, 2006.

A list of the Company’s shareholders entitled to vote at the annual meeting will be available for examination by any shareholder of the Company, his or her agent or his or her attorney at the annual meeting.

The enclosed proxy is solicited on behalf of the Company’s Board of Directors. Reference is made to the accompanying Proxy Statement for further information with respect to the items of business to be transacted at the annual meeting.

REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ACCOMPANYING POSTAGE-PREPAID ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE THE MEETING AND, IF YOU ATTEND THE MEETING, YOU MAY ELECT TO VOTE IN PERSON.

By Order of the Board of Directors,

Thomas E. Campbell
Secretary

PROXY STATEMENT
ABOUT THE MEETING
ELECTION OF DIRECTORS
COMMON STOCK OWNERSHIP BY MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
STOCK PRICE PERFORMANCE GRAPH
NOMINATING, COMPENSATION AND GOVERNANCE COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
CERTAIN TRANSACTIONS
REPORT OF THE AUDIT COMMITTEE
INDEPENDENT AUDITORS
REPORT ON EXECUTIVE COMPENSATION
APPROVAL OF AMENDMENT TO THE OXFORD INDUSTRIES, INC. LONG-TERM STOCK INCENTIVE PLAN
APPOINTMENT OF INDEPENDENT AUDITORS
OTHER MATTERS
ADDITIONAL INFORMATION
APPENDIX A

OXFORD INDUSTRIES, INC.
222 Piedmont Avenue, N.E.
Atlanta, Georgia 30308

PROXY STATEMENT

For Annual Meeting of Shareholders
To Be Held on October 10, 2006

ABOUT THE MEETING

Why did you send me this Proxy Statement?

The Board of Directors of Oxford Industries, Inc., a Georgia corporation, seeks your proxy for use in voting at our 2006 Annual Meeting of Shareholders or at any postponements or adjournments of the annual meeting. Our annual meeting will be held at the offices of Oxford Industries, Inc., 222 Piedmont Avenue, N.E., Atlanta, Georgia 30308, on Tuesday, October 10, 2006, at 3:00 p.m., local time. We will begin mailing this Proxy Statement, the attached Notice of Annual Meeting and the accompanying Proxy on or about September 8, 2006 to all holders of our common stock, par value $1.00 per share, entitled to vote at the annual meeting. Along with this Proxy Statement, we are also sending our Annual Report to Shareholders for Fiscal 2006.

What is a proxy?

It is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. We have designated three of our officers as proxies for our 2006 Annual Meeting of Shareholders. These three officers are J. Hicks Lanier, Thomas C. Chubb III and Thomas E. Campbell.

What am I voting on?

You will be voting on each of the following:

1. To elect three directors to serve on our board of directors for a term of three years;

2. To approve an amendment to the Oxford Industries, Inc. Long-Term Stock Incentive Plan;

3. To ratify the appointment of Ernst & Young LLP, independent registered public accounting firm, to serve as our independent auditors during the fiscal year ending June 1, 2007; and

4. To transact any other business that properly comes before the annual meeting or any adjournment or postponement of the annual meeting.

As of the date of this Proxy Statement, the Board of Directors knows of no other matter that will be brought before the annual meeting.

You may not cumulate your votes for any matter being voted on at the annual meeting, and you are not entitled to appraisal or dissenter’s rights.

Who can vote?

You may vote if you own shares of our common stock as of the close of business on August 22, 2006, the record date for the 2006 Annual Meeting of Shareholders. As of the close of business on August 22, 2006, there were 17,719,914 shares of our common stock outstanding.

How do I vote?

If, on August 22, 2006, your shares of our common stock were registered directly in your name with our transfer agent, Computershare, then you are a shareholder of record. As a shareholder of record, you may vote using one of the following methods:

•	By completing, signing and returning the enclosed proxy; or

•	By attending the annual meeting and voting in person.

If, on August 22, 2006, your shares were held in an account at a bank or broker, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The bank or broker holding your account is considered the shareholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your bank or broker on how to vote the shares in your account. Telephone and/or Internet voting may be available to direct your bank or broker on how to vote the shares in your account. The availability of telephone and/or Internet voting will depend on the voting processes of your bank or broker. Please follow the directions on your proxy card carefully. Even if your shares are held in an account at a bank or broker, you are invited to attend the annual meeting. However, since you are not the shareholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy card from your bank or broker.

What if my shares are registered in more than one person’s name?

If you own shares that are registered in the name of more than one person, each person must sign the enclosed proxy. If the proxy is signed by an attorney, executor, administrator, trustee or guardian or by any other person in a representative capacity, the full title of the person signing the proxy should be given and a certificate should be furnished showing evidence of appointment.

What does it mean if I receive more than one proxy?

It means you have multiple accounts with brokers and/or our transfer agent. Please vote all of these shares by completing and providing your voting instructions for all proxy cards that you receive.

What if I return my proxy but do not provide voting instructions?

If you sign and return your proxy but do not include voting instructions, your proxy will be voted:

•	FOR the election of the nominee directors proposed by the Company’s Board of Directors;

•	FOR the approval of an amendment to the Oxford Industries, Inc. Long-Term Stock Incentive Plan;

•	FOR the ratification of the appointment of Ernst & Young LLP, independent registered public accounting firm, to serve as our independent auditors during the fiscal year ending June 1, 2007; and

•	To the extent permitted under applicable law, in the discretion of the proxies on such other matters as may properly come before the annual meeting.

A properly executed proxy card marked “Abstain” with respect to any proposal will not be voted for such proposal.

Can I change my mind after I vote?

You may revoke or change your vote by doing any of the following:

•	Delivering a written notice of revocation to the Secretary of the Company, dated later than the proxy you want to revoke, before the vote is taken at the annual meeting;

•	Properly executing and delivering a later dated proxy before the vote is taken at the annual meeting; or

•	Voting in person at the annual meeting (your attendance at the annual meeting, in and of itself, will not revoke the earlier proxy).

How many votes am I entitled to?

You are entitled to one vote for each share of the Company’s common stock that you own.

How many votes must be present to hold the annual meeting?

In order for us to conduct the annual meeting, the holders of a majority of the shares of the Company’s common stock issued and outstanding as of the close of business on August 22, 2006 must be present at the annual meeting. This is referred to as a quorum. Broker non-votes, if any, will be counted as shares present for purposes of determining the presence of a quorum.

How many votes are needed to elect directors?

Election of the director nominees named in Proposal No. 1 requires the affirmative vote of a plurality of the shares of our common stock voted at the annual meeting, which means that the three nominees who receive the highest number of properly executed votes will be elected as directors, even if those nominees do not receive a majority of the votes cast. Votes may be cast in favor of or withheld with respect to any or all of the director nominees. Shareholders may not cumulate votes in the election of directors.

What is the purpose of the amendment to the Oxford Industries, Inc. Long-Term Stock Incentive Plan and how many votes are needed to approve the amendment to the Oxford Industries, Inc. Long-Term Stock Incentive Plan?

The proposal to amend the Oxford Industries, Inc. Long-Term Stock Incentive Plan (the “Plan”) would increase by an aggregate of 500,000 shares the Plan’s limit on the number of shares of common stock that could be transferred over the life of the Plan to Plan participants (i) free of a substantial risk of forfeiture in connection with grants of restricted shares under the Plan or (ii) in satisfaction of restricted share units awarded under the Plan. The Company’s Board of Directors and Nominating, Compensation and Governance Committee believe this amendment is in the Company’s and its shareholders’ best interests as it would facilitate the continued use of restricted share and restricted share unit awards, as opposed to awards of stock options or stock appreciation rights, under the Plan in the future. This amendment would not increase the total number of shares of the Company’s common stock authorized for grant under the Plan.

Approval of an amendment to the Plan, as specified in Proposal No. 2, requires the affirmative vote of at least a majority of the outstanding shares of our common stock present at the annual meeting, in person or by proxy, and entitled to vote on the proposal. Abstentions will have the same effect as a vote against this proposal. Broker non-votes, if any, will not be counted as entitled to vote on the proposal and will have no effect on the vote for this proposal.

How many votes are needed to ratify the appointment of Ernst & Young LLP, independent registered public accounting firm, to serve as our independent auditors during the fiscal year ending June 1, 2007?

Ratification of the appointment of Ernst & Young LLP to serve as our independent auditors during the fiscal year ending June 1, 2007 (“fiscal 2007”), as specified in Proposal No. 3, requires the affirmative vote of at least a majority of the outstanding shares of our common stock present at the annual meeting, in person or by proxy, and entitled to vote on the proposal. Abstentions will have the same effect as a vote against this proposal.

Shareholder ratification of the appointment of auditors is not required by law; however, the Company’s Board of Directors considers the solicitation of shareholder ratification to be in the best interests of the Company and its shareholders. In view of the difficulty and expense involved in changing auditors on short notice, should our shareholders not ratify the selection of Ernst & Young LLP at the annual meeting, it is contemplated that the appointment of Ernst & Young LLP for fiscal 2007 will be permitted to stand unless the Company’s Board of Directors finds other compelling reasons for making a change. Disapproval by the shareholders will be considered a recommendation that the Company’s Board of Directors select other auditors for the following year.

How many votes are needed for other matters?

Approval of any other matter that properly comes before the annual meeting requires the affirmative vote of at least a majority of the outstanding shares of our common stock present at the annual meeting, in person or by proxy, and entitled to vote on the proposal. The Company’s Board of Directors knows of no other matters that will be brought before the annual meeting. If other matters are properly introduced, the persons named in the enclosed proxy as the proxy holders will vote on such matters in their discretion.

Will my shares be voted if I do not provide my proxy?

Under certain circumstances, your shares may be voted if they are held in the name of a brokerage firm even if you do not provide the brokerage firm with voting instructions. Brokerage firms have the authority, under the rules of the New York Stock Exchange (which we refer to as the “NYSE”), to vote shares on certain “routine” matters for which their customers do not provide voting instructions. The election of directors and the ratification of Ernst & Young LLP as the Company’s independent auditors are considered routine matters. The approval of the amendment to the Plan is not considered a routine matter under the NYSE rules. When a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial holder of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a “broker non-vote.” In tabulating the voting result for the proposal to approve the amendment to the Plan, shares for which a brokerage firm signs and returns a proxy on your behalf that does not contain voting instructions with respect to that proposal will be deemed a broker non-vote. These proxies will be counted as present at the annual meeting for quorum purposes but will not be counted as entitled to vote on the proposal to approve the amendment to the Plan and will have no effect on the vote for that proposal.

If you hold your shares directly in your own name, they will not be voted if you do not provide a proxy or attend the annual meeting and vote in person.

ELECTION OF DIRECTORS
(Proposal No. 1)

Board of Directors

The Board of Directors currently has ten members.

In accordance with our Articles of Incorporation, the directors are divided into three classes that are as nearly equal in size as possible. Directors in each class are elected to staggered three-year terms. A director holds office until the annual meeting of shareholders held in the year during which the director’s term ends and until his or her successor is elected and qualified.

The Board of Directors currently consists of three Class I directors, three Class II directors and four Class III directors. At this year’s annual meeting, the term of our three Class II directors will expire. Our other directors will remain in office for the remainder of their respective terms, as indicated below. The Company’s Board of Directors, based in part on the recommendation of the Nominating, Compensation and Governance Committee, has nominated J. Hicks Lanier, Thomas C. Gallagher and Clarence H. Smith for election as Class II directors to hold office until the annual meeting of shareholders held in 2009 and until their respective successors are elected and qualified.

Election of the director nominees named in Proposal No. 1 requires the affirmative vote of a plurality of the shares of our common stock voted at the annual meeting, which means that the three nominees who receive the highest number of properly executed votes will be elected as directors, even if those nominees do not receive a majority of the votes cast. Votes may be cast in favor of or withheld with respect to any or all of the director nominees. Shareholders may not cumulate votes in the election of directors.

Each nominee has consented to serve if elected, and the Board of Directors has no reason to believe that any nominee will be unable or unwilling to serve if elected. If a nominee becomes unwilling or unable to serve prior to the annual meeting, then at the recommendation of the Board of Directors, (i) proxies will be voted for a substitute nominee selected by or at the direction of the Board of Directors, (ii) the vacancy created by the inability or unwillingness of a nominee to serve will remain open until filled by the Company’s Board of Directors, or (iii) our Bylaws may be amended to reduce the number of directors serving on the Board of Directors for the ensuing year.

Pursuant to our Bylaws, individuals become ineligible for reelection or appointment as a director after reaching the applicable age set forth in the following table, although a director may continue to serve through the end of the term during which he or she reaches such retirement age:

Type of Director	Retirement Age

Non-employee directors actively employed by a company in which such director does not beneficially own a controlling interest	75
All other non-employee directors	72
Our Chief Executive Officer (if she or he is a director)	72
Employee directors (other than our Chief Executive Officer)	65

Recommendation of the Board of Directors

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO ELECT THE CLASS II DIRECTOR NOMINEES LISTED ABOVE.

Directors

The following table sets forth certain information concerning the director nominees and our continuing directors as of August 22, 2006.

Nominees for Election — Class II Directors — Terms Expire in 2009

Name	Age	Director Since	Positions Held

J. Hicks Lanier*	66	1969	Mr. Lanier has been Chairman and Chief Executive Officer of the Company since 1981. Mr. Lanier also served as President of the Company from 1977 until 2003. He serves as a director of SunTrust Banks, Inc., Crawford & Company and Genuine Parts Company. He serves on the Audit Committees of SunTrust Banks, Inc. and Crawford & Company. He also serves on the Compensation Committees of Genuine Parts Company and Crawford & Company.
Thomas C. Gallagher	58	1991	Mr. Gallagher is Chairman, Chief Executive Officer and President of Genuine Parts Company, a distributor of automotive replacement parts, industrial products, office supplies and electrical and electronic parts. He was appointed Chief Executive Officer of Genuine Parts Company in 2004 and President of Genuine Parts Company in 1990. He is also a director of STI Classic Funds and STI Classic Variable Trust. He is a member of the Audit Committee of STI Classic Funds.
Clarence H. Smith	55	2003	Mr. Smith is President and Chief Executive Officer of Haverty Furniture Companies, Inc., a home furnishings retailer, and has held this position since January 2003. He served as President and Chief Operating Officer of Haverty Furniture Companies, Inc. from 2002 to 2003, Chief Operating Officer of Haverty Furniture Companies, Inc. from 2000 to 2002, and Senior Vice President, General Manager — Stores of Haverty Furniture Companies, Inc. from 1996 to 2000. He is also a director of Haverty Furniture Companies, Inc.

Continuing Class III Directors — Terms Expire in 2007

Name	Age	Director Since	Positions Held

E. Jenner Wood III	55	1995	Mr. Wood became Chairman, President and Chief Executive Officer of SunTrust Bank, Central Group, in March 2001 and has served as Executive Vice President of SunTrust Banks, Inc. since 1994. SunTrust Banks, Inc. is a financial holding company that through its flagship subsidiary, SunTrust Bank, offers deposit, credit and trust and investment services. Mr. Wood is a director of Crawford & Company and serves on its Compensation Committee. He is also a director of Georgia Power Company and serves on its Finance Committee.
Helen B. Weeks	52	1998	Ms. Weeks founded Ballard Designs, Inc., a home furnishing catalog business, in 1983 and served as Chief Executive Officer until she retired in 2002.
S. Anthony Margolis	64	2003	Mr. Margolis has been a Group Vice President of the Company and Chief Executive Officer of the Company’s wholly owned subsidiary Tommy Bahama Group, Inc. (formerly known as Viewpoint International, Inc.) since 2003. Prior to joining the Company, Mr. Margolis had been the Chief Executive Officer and President of Viewpoint International, Inc. since 1992.
James A. Rubright	59	2004	Mr. Rubright has served as Chief Executive Officer of Rock-Tenn Company, a manufacturer of paperboard, paperboard packaging and merchandising displays, since October 1999 and Chairman of its Board of Directors since January 2000. Mr. Rubright is a director of AGL Resources Inc., an energy company.

Continuing — Class I Directors — Terms Expire in 2008

Name	Age	Director Since	Positions Held

J. Reese Lanier, Sr.*	63	1974	Mr. Lanier is self-employed in farming and related businesses and has had this occupation for more than five years.
Cecil D. Conlee	70	1985	Mr. Conlee is Chairman of CGR Advisors, a real estate advisory company, and has held this position since 1990. Mr. Conlee serves on the Audit Committee of Vanderbilt University.
Robert E. Shaw	75	1991	Mr. Shaw is Chief Executive Officer of Shaw Industries, Inc., a manufacturer and seller of carpeting to retailers and distributors, and has held that position since 1971.

*	J. Hicks Lanier and J. Reese Lanier, Sr. are first cousins. J. Reese Lanier, Jr., an executive officer of the Company, is the son of J. Reese Lanier, Sr.

Corporate Governance

The Board of Directors oversees the Company’s business in accordance with the Georgia Business Corporation Code, as implemented by our Articles of Incorporation and Bylaws. The directors are elected by our shareholders to oversee their interest in the long-term health and overall success of the Company. The Board of Directors serves as the ultimate decision-making body of the Company, except for those matters reserved to or shared with the shareholders. The Board of Directors selects and oversees the members of senior management, who are charged by the Board of Directors with conducting the day-to-day business of the Company.

Director Independence.  The Board of Directors annually reviews the independence of our directors. As a result of its annual review, the Board of Directors has determined that none of the following directors has a material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and, as a result, such directors are independent: Cecil D. Conlee, James A. Rubright, Robert E. Shaw, Clarence H. Smith, Helen B. Weeks and E. Jenner Wood III.

In determining director independence, the Board of Directors broadly considers all relevant facts and circumstances, including the corporate governance listing standards of the NYSE. The Board of Directors considers the issue not merely from the standpoint of a director, but also from that of persons or organizations with which the director has an affiliation. An independent director is free of any relationship with the Company or its management that might impair the director’s ability to make independent judgments. Mr. E. Jenner Wood III has certain relationships with the Company that are described elsewhere in this Proxy Statement under the heading “Certain Transactions.” The Board of Directors has determined that this relationship is not material for purposes of determining Mr. Wood’s independence in accordance with the NYSE corporate governance listing standards.

Corporate Governance Guidelines.  The Board of Directors has adopted Corporate Governance Guidelines that set forth certain guidelines for the operation of the Board of Directors and its committees. In accordance with its charter, the Nominating, Compensation and Governance Committee periodically reviews and assesses the adequacy of our Corporate Governance Guidelines. We have posted our Corporate Governance Guidelines on our Internet website at www.oxfordinc.com.

Director Self-Evaluation.  In accordance with our Corporate Governance Guidelines, the Board of Directors annually conducts a self-evaluation of the Board of Directors. The Nominating, Compensation and Governance Committee oversees the Board of Directors’ self-evaluation process.

Meetings of Non-Employee Directors.  Pursuant to our Corporate Governance Guidelines, our non-employee directors periodically meet separately from the other directors in executive sessions. Our non-employee directors include directors who are independent, as determined by the Board of Directors, and any other directors who are not officers or employees of the Company even though they may have another relationship with the Company or its management that prevents them from being considered independent under the NYSE corporate governance listing standards.

Presiding Independent Director.  Robert E. Shaw is the presiding independent director, in accordance with our Corporate Governance Guidelines. The presiding independent director serves in a lead capacity to chair executive sessions of the non-employee directors and coordinate the activities of the other non-employee directors. Mr. Shaw’s current term as a director expires in 2008 and, due to the applicable retirement age in our Bylaws, he would be ineligible for reelection in 2008.

Succession Planning.  The Board of Directors plans for succession to the position of Chief Executive Officer, as well as certain other senior management positions. To assist the Board of Directors, the Chairman and Chief Executive Officer periodically provides the non-employee directors of the Board of Directors with an assessment of senior executive officers and of their potential to succeed him. He also provides the non-employee directors with an assessment of persons considered potential successors to certain senior management positions.

Meetings of the Board of Directors

The Board of Directors met five times and acted by written consent on two other occasions during our fiscal year that ended on June 2, 2006 (“fiscal 2006”). Each of the directors other than Ms. Weeks attended at least 75 percent of the total number of meetings of the Board of Directors and of all committees of which the director was a member during the period he or she was a director or served on such committees.

While the Company has not adopted a formal policy regarding attendance by members of the Board of Directors at the Annual Meeting of Shareholders, the Company encourages directors to attend the Annual Meeting of Shareholders in person. Each of the directors attended the Company’s 2005 Annual Meeting of Shareholders in person.

Committees of the Board of Directors

The Board of Directors has an Executive Committee, an Audit Committee and a Nominating, Compensation and Governance Committee.

Executive Committee.  J. Hicks Lanier, E. Jenner Wood III and Robert E. Shaw are the members of the Executive Committee. Mr. J. Hicks Lanier is chairman of the Executive Committee.

The Executive Committee is authorized to exercise the authority of the full Board of Directors in managing the business and affairs of the Company. However, the Executive Committee does not have certain powers, including the following:

(1) to fill vacancies on the Board of Directors;

(2) to adopt, amend or repeal our Bylaws; or

(3) to approve or propose to shareholders action that Georgia law requires to be approved by shareholders.

The Executive Committee did not meet in person in fiscal 2006 but acted by written consent on three occasions during fiscal 2006.

Audit Committee.  Cecil D. Conlee, James A. Rubright and Clarence H. Smith are the members of the Audit Committee. Mr. Conlee is chairman of the Audit Committee. We have posted the Audit Committee’s charter on our Internet website at www.oxfordinc.com. The Board of Directors annually evaluates the financial expertise and independence of the members of the Audit Committee. Following its review, the Board of Directors determined that Mr. Conlee is an “audit committee financial expert” as that term is defined in Item 401(h) of Regulation S-K under the Securities Act of 1933, as amended (which we refer to as the “Securities Act”). The Board also determined that all members of the Audit Committee are independent and are financially literate in accordance with the NYSE’s governance listing standards and the regulations of the U.S. Securities and Exchange Commission.

The Board of Directors established the Audit Committee (in accordance with Rule 10A-3 of the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”)) to assist the Board of Directors in fulfilling its responsibilities with respect to the oversight of the following:

(1) the integrity of our financial statements, reporting processes and systems of internal controls;

(2) our compliance with applicable laws and regulations;

(3) the qualifications and independence of our independent auditors; and

(4) the performance of our internal audit department and our independent auditors.

The principal duties and responsibilities of the Audit Committee are set forth in its charter. The Audit Committee may exercise additional authority prescribed from time to time by the Board of Directors.

The Audit Committee met in person five times and acted by written consent on one occasion during fiscal 2006.

Nominating, Compensation and Governance Committee.  Cecil D. Conlee, Robert E. Shaw and Helen B. Weeks are the members of the Nominating, Compensation and Governance Committee. Mr. Shaw is chairman of the Nominating, Compensation and Governance Committee. We have posted the Nominating, Compensation and Governance Committee’s charter on our Internet website at www.oxfordinc.com. The Board of Directors has determined that all members of the Nominating, Compensation and Governance Committee are independent.

The purpose of the Nominating, Compensation and Governance Committee is to:

(1) assist the Board of Directors in fulfilling its responsibilities with respect to compensation of our executive officers;

(2) recommend candidates for all directorships to be filled;

(3) identify individuals qualified to serve as members of the Board of Directors;

(4) review and recommend committee appointments;

(5) take a leadership role in shaping our corporate governance;

(6) develop and recommend to the Board of Directors for adoption our Corporate Governance Guidelines;

(7) lead the Board of Directors in an annual review of its own performance; and

(8) perform other functions that it deems necessary or appropriate.

The Nominating, Compensation and Governance Committee also has the following responsibilities related to compensation of our directors, officers and other key employees:

(1) administering our stock option and restricted stock plans;

(2) administering our Executive Performance Incentive Plan;

(3) reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer (“CEO”);

(4) evaluating the CEO’s performance in light of those goals and objectives;

(5) determining the compensation of the CEO based upon this evaluation;

(6) reviewing and approving the compensation of our executive officers;

(7) making recommendations to the Board of Directors regarding non-chief executive officer compensation, incentive-compensation plans and equity-based plans; and

(8) annually preparing a report on executive compensation for inclusion in our proxy statement.

The Nominating, Compensation and Governance Committee met in person once and acted by written consent on three occasions during fiscal 2006.

Compensation of Directors

For fiscal 2006, a non-employee director who served as chair of the Audit Committee or the Nominating, Compensation and Governance Committee received an annual retainer of $30,000. All other non-employee directors received an annual retainer of $24,000. Each non-employee director is required to receive at least one-half of his or her annual retainer in the form of shares of our restricted stock and may elect to receive the remainder of the annual retainer in cash or in shares of our restricted stock. Each non-employee director receives a $1,250 meeting fee for each committee or Board of Directors meeting attended. Directors are reimbursed for their out-of-pocket expenses in attending meetings. Directors who are employees of the Company do not receive an annual retainer or meeting fees for their service on the Board of Directors.

For fiscal 2006, the Nominating, Compensation and Governance Committee also determined that it would provide our non-employee directors with the opportunity to receive additional restricted shares of our common stock under the Oxford Industries, Inc. Long-Term Stock Incentive Plan (the “Plan”) pursuant to performance share awards. The number of restricted shares that are to be granted under those performance share awards was based upon the Company’s performance for fiscal 2006. Following the Nominating, Compensation and Governance Committee’s certification of the Company’s earnings per share (calculated after giving effect to certain accounting adjustments) for fiscal 2006, on August 3, 2006, each of our non-employee directors was granted 334 restricted shares. The shares of restricted stock awarded to our non-employee directors for fiscal 2006 will become fully vested and nonforfeitable on June 2, 2009. The Nominating, Compensation and Governance Committee also approved the grant of new performance share awards for the performance period comprising fiscal 2007, pursuant to which each non-employee director is eligible to receive a maximum of 750 additional restricted shares based upon the Company’s performance for that performance period.

Submission of Director Candidates by Shareholders

Shareholders may recommend director candidates for consideration by the Nominating, Compensation and Governance Committee by submitting a written recommendation to the Secretary of the Company. The recommendation must be sent by certified or registered mail and received by the time specified in the Company’s proxy statement as the deadline for submitting shareholder proposals for consideration at the Company’s annual meeting. In addition to the information required below, the shareholder must provide his or her own name, the number of shares owned and the date the shares were purchased. Any recommendation received by the Secretary of the Company will be promptly forwarded to the Chairman of the Nominating, Compensation and Governance Committee.

Regardless of the source of the recommendation, the Nominating, Compensation and Governance Committee must be provided the following information for new candidates being recommended:

(1) the name, age, business address and residential address of the candidate;

(2) the candidate’s resume, which must describe, among other things, the candidate’s principal occupation or employment history, other directorships held, material outside commitments and the names of all business entities of which the candidate owns a 10% beneficial interest;

(3) a statement from the candidate describing the reasons for seeking election to the Board of Directors;

(4) the number of shares of the Company’s stock that are beneficially owned by the candidate;

(5) the candidate’s consent to stand for election if nominated by the Board and to serve if elected by the shareholders; and

(6) any other information that may assist the Nominating, Compensation and Governance Committee in evaluating the candidate or that the Nominating, Compensation and Governance Committee may reasonably request.

In addition to candidates submitted by shareholders, the Nominating, Compensation and Governance Committee will also consider candidates recommended by directors, management, third party search firms and other valid and reliable sources. Candidates recommended by any of these sources will be equally evaluated and considered. The Nominating, Compensation and Governance Committee strives to identify and recruit the best-qualified candidates that are available. The Nominating, Compensation and Governance Committee will compile a complete list of candidates recommended from any valid source and evaluate each candidate. Each candidate will be evaluated in the context of the current composition of the Board of Directors, the current needs of the Board of Directors and the long-term interests of our shareholders. After evaluating each candidate, the Nominating, Compensation and Governance Committee will vote on which candidates will be recommended to the full Board of Directors.

COMMON STOCK OWNERSHIP BY MANAGEMENT
AND CERTAIN BENEFICIAL OWNERS

The table below sets forth certain information, as of August 22, 2006 (except as noted), regarding the beneficial ownership of shares of our common stock by:

•	owners of 5% or more of our common stock;

•	our directors;

•	our named executive officers, as defined in “Executive Compensation — Summary Compensation Table;” and

•	our directors and executive officers as a group.

Except as set forth below, the shareholders named below have sole voting and investment power with respect to all shares of our common stock shown as being beneficially owned by them. Unless otherwise indicated, the address for each shareholder on this table is c/o Oxford Industries, Inc., 222 Piedmont Avenue, N.E., Atlanta, Georgia 30308.

	Beneficial Ownership of
	Common Stock
	Number of		Percent of
Name	Shares(1)		Class(1)

Columbia Wanger Asset Management, L.P.	1,725,850	(a)	9.74
Buckingham Capital Management Incorporated	1,274,900	(b)	7.19
Thomas C. Chubb III	33,555	(c)	*
Cecil D. Conlee	8,209		*
Thomas C. Gallagher	4,883		*
J. Hicks Lanier	1,647,950	(d)	9.26
J. Reese Lanier, Sr.	556,318	(e)	3.14
S. Anthony Margolis	55,893	(f)	*
Knowlton J. O’Reilly	20,313	(g)	*
James A. Rubright	1,028		*
Michael J. Setola	22,501	(h)	*
Robert E. Shaw	3,709		*
Clarence H. Smith	1,283		*
Helen B. Weeks	1,144		*
E. Jenner Wood III	1,883		*
All directors and executive officers as a group (18 persons)(i)	2,451,616	(j)	13.71

*	Less than 1%

(1)	Calculations based on an aggregate of 17,719,914 shares of our common stock outstanding at the close of business on August 22, 2006. In addition, the number of shares and percentage of the class beneficially owned for each shareholder assume the issuance of all shares attributable to outstanding options held by such shareholder that may be exercised within 60 days of August 22, 2006. The number of shares and percentage of the class beneficially owned by all directors and executive officers as a group assume the issuance of all shares attributable to outstanding options held by such directors and executive officers that may be exercised within 60 days of August 22, 2006.

(a)	The shares reported are held by Columbia Wanger Asset Management, L.P. and its general partner, WAM Acquisition GP, Inc., for their clients in various fiduciary and agency capacities. Columbia Wanger Asset Management, L.P, has sole voting and investment power over all of the reported shares. WAM Acquisition GP, Inc. has shared voting and investment power over all of the reported shares. The shares reported include shares representing 6.1% of the Company’s outstanding common stock held by Columbia Acorn Trust, a business trust that is advised by Columbia Wanger Asset Management, L.P. The address for each of the parties is 227 West Monroe Street, Suite 3000, Chicago, IL 60606. This information was as of December 31, 2005 and was obtained from a Schedule 13G/A filed as of February 13, 2006.

(b)	The shares reported are held by Buckingham Capital Management Incorporated, which has sole voting and investment power with respect to all shares reported. Its address is 750 Third Avenue, Sixth Floor, New York, NY 10017. This information was as of March 31, 2006 and was obtained from a Schedule 13G filed as of May 12, 2006.

(c)	Includes 26,270 shares issuable pursuant to outstanding stock options that may be exercised within 60 days of August 22, 2006.

(d)	Consists of 449,127 shares held individually by Mr. Lanier, 582,020 shares held in trust, 531,003 shares held by a charitable foundation of which Mr. Lanier is a trustee and 85,800 shares issuable pursuant to outstanding stock options that may be exercised within 60 days of August 22, 2006.

(e)	Consists of 478,819 shares held individually by Mr. Lanier, 76,899 shares held in trust, and 600 shares held by Mr. Lanier’s wife for which Mr. Lanier disclaims beneficial ownership.

(f)	Includes 51,973 shares held individually by Mr. Margolis and 3,920 shares held in trust.

(g)	Includes 6,600 shares issuable pursuant to outstanding stock options that may be exercised within 60 days of August 22, 2006. Mr. O’Reilly served as Group Vice President of the Company until June 2, 2006, the last day of fiscal 2006. Mr. O’Reilly’s employment with the Company was terminated on June 2, 2006 in connection with the Company’s sale of its Womenswear Group, which was completed on that day. Section 16(a) of the Exchange Act requires that our officers, among others, file with the U.S. Securities and Exchange Commission certain reports with respect to such person’s beneficial ownership of our equity securities. Accordingly, Mr. O’Reilly’s obligation to file such reports pursuant to Section 16(a) of the Exchange Act terminated in connection with the termination of his employment with the Company on June 2, 2006. Information regarding Mr. O’Reilly’s beneficial ownership of shares of our common stock is based on a Form 4 filed by Mr. O’Reilly with the U.S. Securities and Exchange Commission on October 12, 2005, the last report filed by Mr. O’Reilly with respect to his beneficial ownership of our equity securities, and also includes a grant of 1,001 shares of restricted stock to Mr. O’Reilly on August 3, 2006 (as further discussed below under the heading “Executive Compensation”).

(h)	Includes 16,000 shares issuable pursuant to outstanding stock options that may be exercised within 60 days of August 22, 2006.

(i)	The number of shares and percentage of the class beneficially owned by all directors and executive officers as a group do not include shares beneficially owned by Mr. O’Reilly. Mr. O’Reilly’s beneficial ownership was excluded for purposes of this calculation because he was not an executive officer of the Company on August 22, 2006.

(j)	Of this amount, the executive officers not listed by name hold individually an aggregate of 66,494 shares, hold an aggregate of 18,666 shares in trust and have the right to acquire 28,100 shares pursuant to outstanding stock options that may be exercised within 60 days of August 22, 2006.

Under the rules of the U.S. Securities and Exchange Commission, a person may be deemed to beneficially own securities in which he or she has no financial interest. The information set forth above under this heading “Common Stock Ownership by Management and Certain Beneficial Owners” shall not be construed as an admission that any such person is, for purposes of Section 13(d) or 13(g) of the Exchange Act or otherwise, the beneficial owner of any securities disclosed above.

EXECUTIVE OFFICERS

Identification of Executive Officers

The following table sets forth information about our executive officers as of August 22, 2006:

Name	Age	Position Held

J. Hicks Lanier	66	Chairman and Chief Executive Officer
Michael J. Setola	48	President
Thomas C. Chubb III	42	Executive Vice President
S. Anthony Margolis	64	Group Vice President
John A. Baumgartner	63	Senior Vice President and Chief Information Officer
K. Scott Grassmyer	45	Senior Vice President and Controller
J. Reese Lanier, Jr.	41	Senior Vice President and Treasurer
Thomas E. Campbell	42	Vice President-Law, General Counsel and Secretary
Christine B. Cole	57	Vice President-Corporate Human Resources
Anne M. Shoemaker	47	Vice President-Internal Audit

All our executive officers are elected by and serve at the discretion of either the Board of Directors or the Chairman.

Mr. J. Hicks Lanier has been Chairman and Chief Executive Officer of the Company since 1981. Mr. Lanier also served as President of the Company from 1977 until 2003. He also serves as a director of SunTrust Banks, Inc., Crawford & Company and Genuine Parts Company.

Mr. Michael J. Setola has served as President of the Company since 2003. Prior to joining the Company, Mr. Setola had been the Chairman and Chief Executive Officer of Salant Corporation since 1998.

Mr. Thomas C. Chubb III was appointed as Executive Vice President in 2004. From 1999 to 2004, he served as Vice President, General Counsel and Secretary.

Mr. S. Anthony Margolis has been a Group Vice President of the Company and Chief Executive Officer of the Company’s wholly owned subsidiary Tommy Bahama Group, Inc. (formerly known as Viewpoint International, Inc.) since 2003. Prior to joining the Company, Mr. Margolis had been the Chief Executive Officer and President of Viewpoint International, Inc. since 1992.

Mr. John A. Baumgartner was appointed as Senior Vice President and Chief Information Officer in 2004. From 1992 to 2004, he served as Vice President.

Mr. K. Scott Grassmyer has served as Senior Vice President and Controller since 2004. From 2003 to 2004, he served as Vice President and Controller. Mr. Grassmyer was appointed as Controller in 2002. Prior to joining the Company, he served as Senior Vice President and Chief Financial Officer of Duck Head Apparel Company, Inc., an apparel manufacturer, beginning in 1997.

Mr. J. Reese Lanier, Jr. has served as Senior Vice President and Treasurer since 2004. From 2003 to 2004, he served as Vice President and Treasurer. Mr. Lanier was appointed as Treasurer in 2000.

Mr. Thomas E. Campbell was appointed Vice President-Law, General Counsel and Secretary in 2006. Prior to joining the Company, Mr. Campbell was Senior Counsel at Interface, Inc., a manufacturer and marketer of floor coverings and fabrics, where he had served since 1997.

Ms. Christine B. Cole was appointed as Vice President-Corporate Human Resources in 2004. Prior to joining the Company, Ms. Cole had been the Vice President of Reed Business Information, Inc., a provider of information and communications for a diverse range of business sectors, beginning in 1999.

Ms. Anne M. Shoemaker was appointed as Vice President-Internal Audit in 2004. From 1995 to 2004, she served as Director of Credit and Internal Audit.

Ethical Conduct Policy for Senior Financial Officers

The Board of Directors has adopted an ethical conduct policy for our senior financial officers, including, among others, our principal executive officer (our CEO), our principal financial officer (our Executive Vice President) and our principal accounting officer (our Controller). These individuals are expected to adhere at all times to this ethical conduct policy. We have posted this ethical conduct policy on our Internet website at www.oxfordinc.com.

Failure to comply with this ethical conduct policy is a serious offense and will result in appropriate disciplinary action. The Board of Directors has the exclusive authority to approve, in its sole discretion, any material departure from a provision of this ethical conduct policy. We will disclose on our Internet website at www.oxfordinc.com, to the extent and in the manner permitted by Item 5.05 of Form 8-K under Section 13 or 15(d) of the Exchange Act, (i) the nature of any amendment to this ethical conduct policy (other than technical, administrative or other non-substantive amendments), (ii) our approval of any material departure from a provision of this ethical conduct policy, or (iii) our failure to take action within a reasonable period of time regarding any material departure from a provision of this ethical conduct policy that has been made known to any of our executive officers.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our officers and directors, and persons who beneficially own more than 10% of our Common Stock, file with the U.S. Securities and Exchange Commission certain reports, and to furnish copies thereof to us, with respect to each such person’s beneficial ownership and changes in ownership of our equity securities. To the Company’s knowledge, based solely upon a review of the copies of such reports furnished to us and certain representations made by such persons, all such persons complied with the applicable reporting requirements during fiscal 2006, except that an annual statement of changes in beneficial ownership on Form 5 was filed late for J. Hicks Lanier on February 8, 2006.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below shows the compensation earned during the 52 weeks ended June 2, 2006 (“fiscal 2006”), the 53 weeks ended June 3, 2005 (“fiscal 2005”) and the 52 weeks ended May 28, 2004 (“fiscal 2004”) by our CEO and our four other most highly compensated executive officers who were serving at the end of fiscal 2006. We refer to these individuals as the “named executive officers.”

					Long-Term Compensation Awards
						Securities
			Annual Compensation		Restricted	Underlying
	Fiscal		Salary	Bonus	Stock	Options	All Other
Name and Principal Position	Year		($)	($)	($)(1)	(# shares)(2)	Compensation($)(3)

J. Hicks Lanier	2006		771,154	874,500	83,523	None	84,865
Chairman of the Board and	2005		738,461	1,000,000	253,155	None	71,072
Chief Executive Officer	2004		581,154	709,734	None	13,000	54,563
Michael J. Setola	2006		759,615	400,000	71,576	None	67,292
President	2005		770,584	500,000	216,990	None	12,969
	2004	(4)	382,846	350,000	None	None	None
Thomas C. Chubb III	2006		356,923	215,000	47,717	None	60,329
Executive Vice President	2005		356,025	250,000	144,660	None	10,199
	2004	(5)	N/A	N/A	N/A	N/A	N/A
S. Anthony Margolis	2006		1,130,981	1,130,981	71,576	None	10,412
Group Vice President	2005		1,130,981	673,381	None	None	9,984
	2004		1,035,697	741,942	None	None	12,000
Knowlton J. O’Reilly(6)	2006		471,923	372,300	35,806	None	155,601
	2005		478,986	125,000	108,495	None	19,624
	2004		470,770	180,000	None	13,000	9,507

(1)	Represents the dollar value of restricted stock issued to the named executive officer under the Oxford Industries, Inc. Long Term Stock Incentive Plan based on the number of shares granted multiplied by the closing value of the Company’s common stock, as reported by the NYSE, on the applicable grant date.

Certain executives were awarded the opportunity to earn shares of restricted stock based on the Company’s performance during a performance period comprising fiscal 2006 pursuant to performance share awards for those executives and to earn shares of restricted stock based on the Company’s performance during a performance period comprising a portion of fiscal 2005 pursuant to performance share awards for those executives.

Following the end of fiscal 2006, the Nominating, Compensation and Governance Committee determined that the named executive officers had earned shares of restricted stock as follows under their respective performance share awards for the performance period comprising fiscal 2006: (i) 2,335 shares for Mr. Lanier; (ii) 2,001 shares for Mr. Setola; (iii) 1,334 shares for Mr. Chubb; (iv) 2,001 shares for Mr. Margolis; and (v) 1,001 shares for Mr. O’Reilly. The restricted stock awarded for fiscal 2006 was granted on August 3, 2006. The dollar value of the restricted stock disclosed above for fiscal 2006 is based on the number of shares awarded multiplied by $35.77, which was the closing value of the Company’s common stock on August 3, 2006 as reported by the NYSE. The shares of restricted stock granted for fiscal 2006 for each of the named executive officers other than Mr. O’Reilly will become fully vested and nonforfeitable on June 2, 2009. In connection with the Company’s sale of its Womenswear Group on June 2, 2006, it was decided that the 1,001 shares of restricted stock awarded to Mr. O’Reilly for fiscal 2006 would become fully vested and nonforfeitable on August 25, 2006.

Following the end of fiscal 2005, the Nominating, Compensation and Governance Committee determined that the named executive officers had earned shares of restricted stock as follows under their respective performance share awards for the performance period comprising a portion of fiscal 2005: (i) 5,250 shares for Mr. Lanier; (ii) 4,500 shares for Mr. Setola; (iii) 3,000 shares for Mr. Chubb; and (iv) 2,250 shares for Mr. O’Reilly. The restricted stock granted for fiscal 2005 was granted on August 15, 2005. The dollar value of the restricted stock disclosed above for fiscal 2005 is based on the number of shares awarded multiplied by $48.22, which was the closing value of the Company’s common stock on August 15, 2005 as reported by the NYSE. The shares of restricted stock granted for fiscal 2005 to each of the named executive officers other than Mr. O’Reilly will become fully vested and nonforfeitable on June 3, 2008. In connection with the Company’s sale of its Womenswear Group on June 2, 2006, it was decided that the 2,250 shares of restricted stock granted Mr. O’Reilly for fiscal 2005 would become fully vested and nonforfeitable on June 2, 2006.

At June 2, 2006, the aggregate number and value (based on the closing value of $41.77 per share for the Company’s common stock on June 2, 2006 as reported by the NYSE) of all unvested shares of restricted stock (which are disclosed in the preceding paragraph as grants of restricted stock for the fiscal 2005 performance period) and shares of our common stock that were to be granted in the form of restricted shares pursuant to outstanding performance share awards (which are disclosed in the second preceding paragraph as grants of restricted stock for the fiscal 2006 performance period) for each of the named executive officers were as follows: (i) 7,585 shares/$316,825 for Mr. Lanier; (ii) 6,501 shares/$271,547 for Mr. Setola; (iii) 4,334 shares/$181,031 for Mr. Chubb; (iv) 2,001 shares/$83,582 for Mr. Margolis; and (v) 3,251 shares/$135,794 for Mr. O’Reilly. The aggregate number and value of unvested shares of restricted stock and shares of our common stock that were to be granted in the form of restricted shares for M. O’Reilly in the preceding sentence includes the 2,250 shares of restricted stock that became fully vested and nonforfeitable on June 2, 2006.

Recipients of restricted stock disclosed above are entitled to cash dividends paid on the shares of restricted stock during the restricted period.

(2)	Adjusted to reflect our two-for-one stock split on December 1, 2003.

(3)	“All Other Compensation” for fiscal 2006 includes (i) for Mr. O’Reilly $111,875 paid as severance and accrued and unused vacation in connection with the termination of his employment following the completion of the Company’s sale of its Womenswear Group on June 2, 2006 and (ii) for Mr. Chubb $31,091 paid as an installment payment for deferred compensation. “All Other Compensation” also includes the following items in the amounts set forth beside each executive officer’s name in the table set forth below for fiscal 2006:

				Matching Non-Qualified
	Excess Group Life	Executive Medical	Matching 401(k)	Deferred Compensation
Executive Officer	Insurance($)	Plan($)	Contributions($)	Contributions($)

J. Hicks Lanier	8,382	2,001	12,459	62,023
Michael J. Setola	None	12,831	13,068	41,392
Thomas C. Chubb III	368	2,515	10,817	15,538
S. Anthony Margolis	1,612	None	8,800	None
Knowlton J. O’Reilly	7,770	7,933	12,885	15,138

(4)	Mr. Setola’s 2004 compensation was prorated for 28 weeks in fiscal 2004.

(5)	Mr. Chubb was first appointed as an executive officer in fiscal 2005.

(6)	Mr. O’Reilly served as Group Vice President of the Company until June 2, 2006, the last day of fiscal 2006. Mr. O’Reilly’s employment with the Company was terminated on June 2, 2006 in connection with the Company’s sale of its Womenswear Group, which was completed on that day.

Aggregated Options Table

The Company did not make any new stock option grants to the named executive officers in fiscal 2006. The table below shows information with respect to options exercised during fiscal 2006 and options held at the end of fiscal 2006 by each named executive officer. All options are options to purchase the Company’s common stock.

Aggregated Option Exercises in Last Fiscal Year and
Fiscal Year-End Option Values

			Number of Shares
			Underlying Unexercised	Value(2) of Unexercised
	Shares		Options at	In-the-Money Options at
	Acquired	Value(1)	Fiscal Year-End(#)	Fiscal Year-End($)
Name	on Exercise(#)	Realized($)	Exercisable/Unexercisable	Exercisable/Unexercisable

J. Hicks Lanier	0	0	79,200/13,800	2,115,667/285,994
Michael J. Setola	0	0	16,000/24,000	135,520/203,280
Thomas C. Chubb III	0	0	20,670/12,800	516,572/256,099
S. Anthony Margolis	0	0	0/0	0/0
Knowlton J. O’Reilly	10,600	358,649	0/13,800	0/285,994

(1)	This amount reflects the difference between the fair market value of the shares of the Company’s common stock (based on an average of the “high” and “low” sales price per share of the Company’s common stock as reported on the NYSE) on the date the respective options were exercised and the aggregate exercise price of such options.

(2)	These amounts reflect the difference between:

• the fair market value of the shares of the Company’s common stock underlying the options held by each officer based on an average of the “high” and “low” sale price per share of the Company’s common stock of $40.62 on June 2, 2006 (the last day of fiscal 2006) as reported on the NYSE; and

• the aggregate exercise price of such options.

Equity Compensation Plan Information

The following table sets forth information concerning the Company’s equity compensation plans as of June 2, 2006, which was the end of fiscal 2006:

	(a)		(b)	(c)
				Number of Securities
				Remaining Available for
	Number of Securities to be			Future Issuance Under
	Issued Upon Exercise of		Weighted-Average Exercise	Equity Compensation Plans
	Outstanding Options,		Price of Outstanding Options,	(Excluding Securities
Plan Category	Warrants and Rights		Warrants and Rights($)	Reflected in Column (a))

Equity compensation plans approved by security holders(1)
1992 Stock Option Plan	74,990		12.62	—
1997 Stock Option Plan	458,190		23.11	—
Long-Term Stock Incentive Plan	47,779	(2)	0	2,651,259	(3)
Equity compensation plans not approved by security holders	—		—	—

(1)	Excludes shares to be issued under the Company’s Employee Stock Purchase Plan because the number of shares and weighted average purchase price cannot be determined at this time.

(2)	Reflects the number of shares of our common stock that, as of June 2, 2006, were to be granted in the form of restricted shares, or are expected to be granted (contingent upon the lapse of certain restrictions) pursuant to restricted share units, under the Oxford Industries, Inc. Long Term Stock Incentive Plan (the “Plan”). The Plan, which became effective on July 27, 2004, is the only currently-outstanding equity compensation plan pursuant to which new awards may be made.

(3)	The Plan provides that, among other things, shares of our common stock that were available for grant under the Company’s other stock option and restricted stock plans when the Plan became effective (including shares that subsequently became available under the Company’s other stock option and restricted stock plans as a result of forfeitures) are to be added to the aggregate number of shares authorized under the Plan and that all subsequent grants of equity compensation are to be made under the Plan. When the Plan became effective on July 27, 2004, there were an aggregate of 2,662,168 shares of our common stock authorized for issuance under the Plan, 1,000,000 of which were authorized for issuance under the terms of the Plan and an additional 1,662,168 shares that were available for grant under the Company’s other stock option and restricted stock plans and were, accordingly, added to the number of shares authorized for issuance under the Plan.

STOCK PRICE PERFORMANCE GRAPH

The graph below reflects cumulative total shareholder return (assuming the reinvestment of dividends) on the Company’s common stock compared to the cumulative total return for a period of five years beginning June 1, 2001 and ending June 2, 2006 of:

•	the S&P SmallCap 600 Index; and

•	the S&P 500 Apparel, Accessories and Luxury Goods.

The performance graph assumes an initial investment of $100 and reinvestment of dividends. Shareholder returns over the indicated period are based on historical data and should not be considered indicative of future shareholder returns.

Comparison of Cumulative Five Year Total Return

Company/Index	6/1/01	5/31/02	5/30/03	5/28/04	6/3/05	6/2/06
Oxford Industries, Inc.	$100	$130.20	$199.61	$365.36	$419.73	$425.10
S&P SmallCap 600 Index	$100	$108.39	$96.60	$127.01	$148.27	$176.49
S&P 500 Apparel, Accessories and Luxury Goods	$100	$110.51	$86.75	$104.45	$129.86	$131.23

The foregoing stock performance graph should not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

NOMINATING, COMPENSATION AND GOVERNANCE COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION

Cecil D. Conlee, Robert E. Shaw and Helen B. Weeks served on the Nominating, Compensation and Governance Committee of the Board of Directors during fiscal 2006. None of them are current officers or employees of the Company or any subsidiary, none of them are former officers of the Company or any subsidiary (except as described below) and none of them have any other direct or indirect relationship with the Company or any other entity that could reasonably be expected to influence their actions as members of the Nominating, Compensation and Governance Committee. Mr. Conlee served as the Company’s assistant treasurer during 1966 and as the Company’s treasurer and chief financial officer between 1967 and 1968. The Board of Directors determined that Mr. Conlee’s previous service to the Company would not reasonably be expected to influence his actions as a member of the Nominating, Compensation and Governance Committee.

Our Chief Executive Officer, J. Hicks Lanier, is a member of the board of directors and the compensation committee of Genuine Parts Company. One of our director nominees, Thomas C. Gallagher, is Chairman, Chief Executive Officer and President of Genuine Parts Company. Both the Nominating, Compensation and Governance Committee and the Company’s Board of Directors considered this relationship prior to nominating Mr. Gallagher for election as a Class II director at the annual meeting and determined that Mr. Gallagher’s continued service to the Company as a director was desirable and in the best interests of the Company and its shareholders.

CERTAIN TRANSACTIONS

Certain Relationships and Related Transactions

During fiscal 2006, Mr. E. Jenner Wood, III, one of our directors, was Chairman, President and Chief Executive Officer of SunTrust Bank, Central Group, a subsidiary of SunTrust Banks, Inc. (to which we refer collectively with its subsidiaries as “SunTrust”). Mr. J. Hicks Lanier, our Chief Executive Officer, is on the board of directors of SunTrust and its Audit Committee.

We maintain a syndicated credit facility under which subsidiaries of SunTrust serve as agent and lender. As of June 2, 2006, we had direct borrowings of approximately $900,000 and letters of credit outstanding of approximately $116 million under the credit facility. In fiscal 2006, the services provided and interest and fees paid to SunTrust in connection with such services were as set forth below:

Service	Fees and Interest

Interest and agent fees for our credit facility	$1,307,000
Cash management and senior notes related services	$106,000

Our aggregate payments to SunTrust for these services, together with all of the other services described above in this section, did not exceed 1% of our gross revenues during fiscal 2006 or 1% of SunTrust’s gross revenues during its fiscal year ended December 31, 2006.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee, which operates under a written charter adopted by the Board of Directors, is composed of independent directors and oversees, on behalf of the Board of Directors, the Company’s financial reporting process and system of internal control over financial reporting. The Audit Committee’s charter is posted on the Company’s Internet website at www.oxfordinc.com. The Company’s management has the primary responsibility for the financial statements and the reporting process, including the systems of internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements included in the Company’s annual report on Form 10-K for the fiscal year ended June 2, 2006 (“fiscal 2006”), including a discussion of the quality and acceptability of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee discussed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards (including Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended) and applicable law.

In addition, the independent auditors provided to the Audit Committee the written disclosures and the letter regarding their independence from management and the Company as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee discussed this information with the independent auditors. The Audit Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. The Audit Committee also considered whether the independent auditors’ provision of other non-audit services to the Company is compatible with the auditors’ independence. The Audit Committee held five meetings and acted by written consent on one occasion during fiscal 2006.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors approved) that the audited financial statements be included in the Annual Report on Form 10-K for fiscal 2006 for filing with the U.S. Securities and Exchange Commission.

Respectfully Submitted,

Cecil D. Conlee, Chairman
James A. Rubright
Clarence H. Smith

The foregoing report should not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

INDEPENDENT AUDITORS

Fees

The following table summarizes certain fees that we paid to Ernst & Young LLP for professional services rendered for fiscal 2006 and fiscal 2005:

Fee Category	Fiscal 2006 Fees($)	Fiscal 2005 Fees($)

Audit fees	1,417,000	1,391,000
Audit-related fees	30,000	72,000
Tax fees	95,000	63,000
All other fees	None	None

Total fees	1,542,000	1,526,000

Audit Fees.  “Audit fees” are fees for the audit of our annual and quarterly financial statements and for services normally provided in connection with statutory and regulatory filings. The audit fees for fiscal 2006 and fiscal 2005 include fees incurred in meeting the compliance requirements of Section 404 of the Sarbanes-Oxley Act of 2002.

Audit-Related Fees.  “Audit-related fees” are fees for audit-related services such as services related to potential business acquisitions and dispositions, assistance with implementation of recently adopted rules and regulations and compliance with rules and regulations applicable to accounting matters.

Tax Fees.  “Tax fees” are fees for tax compliance, planning and advisory services.

Auditor Independence

The Audit Committee considered the effects that the provision of the services described above under the subheadings “Audit-related fee,” and “Tax fees” may have on the auditors’ independence and has determined that such independence has been maintained.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee has adopted a policy for the pre-approval of services provided by the independent auditors. Unless a service to be provided by the independent auditors has received general pre-approval under the policy, it requires specific pre-approval by the Audit Committee or the Chair of the Audit Committee before the commencement of the service.

Specific pre-approval is required for significant recurring annual engagements such as engagements for the required annual audit and quarterly reviews (including the audit of internal control over financial reporting) and statutory or employee benefit plan audits.

Under the policy, general pre-approval is provided for:

•	audit services associated with a change in the scope of the annual audit engagement and additional audit procedures arising out of the Company’s adoption of (1) new accounting pronouncements, or (2) business transactions, regulatory matters, or matters not reasonably anticipated that arise in the conduct of the audit;

•	work associated with registration statements under the Securities Act (for example, post-report review procedures, comfort letters or consents);

•	statutory audits, employee benefit plan audits or other financial audit work for non-U.S. subsidiaries that is not required for the audits under the Exchange Act;

•	due-diligence work for potential acquisitions or disposals;

•	attest services to verify compliance;

•	advice and consultation as to proposed or newly adopted accounting and auditing standards and interpretations and financial accounting and disclosure requirements imposed by the U.S. Securities and Exchange Commission, the Financial Accounting Standards Board and other regulatory agencies and professional standard setting bodies;

•	assistance and consultation as to questions from the Company and access to the Ernst & Young LLP internet-based accounting and reporting resources;

•	assistance to the Company with understanding its internal control review and reporting obligations;

•	review of information systems security and controls;

•	tax return preparation and/or review and related tax services;

•	international tax planning, including foreign tax credit and cash repatriation planning; and

•	subject to certain exceptions, general federal, state and international tax planning and advice.

Any individual engagement with an estimated cost of more than $75,000 must be specifically pre-approved before the commencement of the engagement by the Audit Committee or by the Chair of the Audit Committee, even if the service in question has received general pre-approval. In addition, further Audit Committee pre-approval is required if the aggregate fees for such engagements would exceed $200,000. At each Audit Committee meeting, the entire Audit Committee reviews services performed since the prior meeting pursuant to the general pre-approvals granted under the policy, as well as services pre-approved by the Chair of the Audit Committee. The nature and dollar value of services performed under the general pre-approval guidelines are reviewed with the Audit Committee on at least an annual basis.

REPORT ON EXECUTIVE COMPENSATION

The Nominating, Compensation and Governance Committee of the Company’s Board of Directors has three members, each of whom is an independent, non-employee director. The Nominating, Compensation and Governance Committee administers our stock-based compensation plans. The Nominating, Compensation and Governance Committee also determines the compensation of our Chief Executive Officer and approves the compensation of our other executive officers. The Nominating, Compensation and Governance Committee met in person once and acted by written consent on three occasions during the fiscal year ended June 2, 2006 (“fiscal 2006”).

Compensation Policy

The Company’s compensation policy is to pay for performance. Compensation practices for all executives, including the executive officers, are designed to encourage and reward the achievement of the Company’s objectives. The achievement of these objectives should enhance shareholder value.

Executive Compensation Program

Our executive compensation program currently consists of three elements. Those elements are base salary, short-term incentive compensation and long-term incentive compensation. These elements comprise virtually all of the compensation paid to our executives.

Base Salary.  Each position in the Company is assigned a job level based on the responsibilities of the position. For each job level, a salary range is determined based on compensation surveys. An individual’s salary is determined by the person’s job level and individual performance. Each of our executive officers approves the salaries of the other executives in the executive officer’s business unit or department. The Chief Executive Officer approves the salaries of all other executive officers, and the Nominating, Compensation and Governance Committee determines the salary of the Chief Executive Officer and approves the salaries of all other executive officers.

Short-term Incentive Compensation.  Each of the Company’s executive officers participates in the Company’s Executive Performance Incentive Plan (“EPIP”). The EPIP was approved by the Company’s shareholders at the 2003 Annual Meeting of Shareholders and was implemented during the Company’s 2004 fiscal year. The EPIP is designed to encourage the achievement of the Company’s objectives by rewarding executives when these objectives are met or exceeded.

For each fiscal year since the EPIP was implemented (including fiscal 2006), the Nominating, Compensation and Governance Committee has used a performance measure of the Company’s (or a business unit’s) return on net assets (“RONA”) in setting performance goals under the EPIP and determining the satisfaction of those goals. Since the implementation of the EPIP, the total bonus amounts payable to EPIP participants have consisted of a RONA component and an individual performance component.

At the beginning of the fiscal year, (i) a target bonus level is established for each executive officer eligible to participate in the EPIP and (ii) a “threshold” RONA, a “target” RONA and a “maximum” RONA for the fiscal year are established for each business unit and the Company as a whole. The bonus for each of Messrs. Lanier, Setola and Chubb for each fiscal year since the EPIP was implemented has been based on the Company’s overall RONA, while the bonus paid to Mr. Margolis has been based on Tommy Bahama Group’s achievement of certain related performance-based goals. The bonus paid to Mr. O’Reilly for service during fiscal 2006 was based on the RONA for the Company’s Womenswear Group.

The applicable threshold RONA must be met before any bonus is earned for the fiscal year. If a business unit’s or the Company’s RONA, as applicable, for the fiscal year equals or exceeds the applicable threshold RONA, and if other requirements of the bonus plan are met, eligible participants earn a bonus. The bonus amount increases as the business unit’s or the Company’s RONA, as applicable, increases above the threshold RONA, up to the maximum RONA.

If the threshold RONA is met or exceeded, an EPIP participant may receive an additional bonus amount based on his or her individual accomplishments and performance during the fiscal year. This individual performance bonus amount cannot exceed one hundred percent of the amount earned by the participant for the RONA component of the participant’s bonus.

Mr. J. Hicks Lanier, the Company’s Chairman and Chief Executive Officer recommends the bonus target levels and individual performance bonus amounts for each of the named executive officers. The Nominating, Compensation and Governance Committee has the authority to approve or revise the recommended target levels and individual bonus amounts in its discretion.

Long-term Incentive Compensation.  Prior to fiscal 2005, the Company’s long-term incentive compensation program generally consisted of annual grants of nonqualified stock options. Beginning in the second half of fiscal 2005 (following shareholder approval of the Company’s Long-Term Stock Incentive Plan (“LTIP”) at the 2004 Annual Meeting of Shareholders), the Nominating, Compensation and Governance Committee implemented a new long-term incentive compensation program under the LTIP.

The Nominating, Compensation and Governance Committee has the discretion under the LTIP to determine the type and terms of awards under the LTIP. For fiscal 2006, the Company based long-term incentive compensation on the issuance of “performance share awards” for U.S. based employees and “restricted share unit awards” for non-U.S. based employees. The performance share awards and restricted share unit awards provide recipients with the ability to earn shares of restricted stock or earn restricted share units based on the Company’s attainment of specified performance objectives during the performance period. The performance period for fiscal 2006 was June 4, 2005 through June 2, 2006. Each recipient was assigned a maximum number of shares of restricted stock or restricted share units that could be earned under the award, generally based on the recipient’s level of responsibility within the Company. Performance share awards and restricted share unit awards are forfeited if the recipient’s employment with the Company terminates for any reason before the end of the performance period, unless otherwise approved in writing by the Nominating, Compensation and Governance Committee. For performance share awards and restricted share unit awards for the fiscal 2006 performance period, the number of restricted shares or restricted share units earned by each recipient was based on the Company’s earnings per share (calculated after giving effect to certain accounting adjustments). Following the end of fiscal 2006, the Nominating, Compensation and Governance Committee determined that, based on the Company’s earnings per share performance during the performance period, each of the performance share award and restricted share unit award recipients had earned 66.7 percent of the number of shares of restricted stock or restricted share units, as applicable, available under the recipient’s award at the target earnings per share level.

For U.S. based employees, restricted shares earned under the performance share awards become vested three years after the end of the performance period. The recipient forfeits the restricted shares if his or her employment with the Company terminates for any reason during the vesting period, unless otherwise approved in writing by the Nominating, Compensation and Governance Committee. During the vesting period, the recipient is entitled to all voting rights and to all dividends paid in cash with respect to the restricted shares.

For non-U.S. based employees, restricted share units earned under the restricted share unit awards are payable to the recipient in shares of common stock three years after the end of the performance period. The recipient forfeits the restricted share units and rights to receive common stock if his or her employment with the Company terminates for any reason during the three year period following the end of the performance period, unless otherwise approved in writing by the Nominating, Compensation and Governance Committee. Prior to the receipt of shares of common stock in satisfaction of restricted share units, the recipient is not entitled to any voting rights; however, dividends paid by the Company in cash with respect to shares of common stock will accrue during this time and are payable to the recipient at the conclusion of the three year period following the end of the applicable performance period (provided the underlying restricted share units remain in effect without forfeiture).

The Nominating, Compensation and Governance Committee has approved the grant of new awards for the performance period comprising the Company’s fiscal year ending June 1, 2007 (“fiscal 2007”). As was the case for fiscal 2006, the awards for fiscal 2007 consist of performance share awards for U.S. based employees and restricted share unit awards for non-U.S. based employees.

Compensation of the Chief Executive Officer

In reviewing Mr. Lanier’s base salary, the Nominating, Compensation and Governance Committee took into account the Company’s financial performance relative to other publicly-traded apparel companies. The Nominating, Compensation and Governance Committee considered Mr. Lanier’s service to the Company and recognized that during fiscal 2006 Mr. Lanier’s performance was noteworthy given the challenging retail environment and adverse economic conditions that prevailed. The Nominating, Compensation and Governance Committee reviewed the strategic actions taken by Mr. Lanier to improve the future profitability and growth prospects of the Company. In particular, the Nominating, Compensation and Governance Committee noted the Company’s progress with its strategy of focusing on “lifestyle” brand businesses, as exemplified by the Company’s successful sale of its Womenswear Group and the continuing success of the Tommy Bahama Group during fiscal 2006.

In determining Mr. Lanier’s base salary for fiscal 2007, the Nominating, Compensation and Governance Committee reviewed survey data and other information, including compensation paid to other chief executive officers in the apparel industry. Based upon this review, the Nominating, Compensation and Governance Committee increased Mr. Lanier’s annual base salary from $775,000 to $800,000, effective August 1, 2006.

For fiscal 2006, Mr. Lanier’s target bonus level under the EPIP for attainment of the RONA performance target was $550,000. Based on the Company’s results for fiscal 2006, Mr. Lanier’s earned bonus for the RONA component was $583,000. In addition to his bonus for the RONA component, Mr. Lanier was eligible to receive an individual performance bonus of up to 100% of the amount earned for the RONA component. In determining the amount of Mr. Lanier’s aggregate bonus, the Nominating, Compensation and Governance Committee considered the factors described above with respect to base salary, as well as the bonuses paid to chief executive officers of other publicly-traded apparel companies and to the other executive officers of the Company. Based on these considerations, the Nominating, Compensation and Governance Committee awarded Mr. Lanier an individual performance bonus of $291,500, for an aggregate bonus totaling $874,500 for fiscal 2006.

For fiscal 2007, the Nominating, Compensation and Governance Committee set Mr. Lanier’s target bonus level under the EPIP at $840,000. Of this amount, $560,000 is the RONA component target level, and the balance of $280,000 is the individual performance target level. With respect to the individual performance component, the Nominating, Compensation and Governance Committee has the discretion to award Mr. Lanier a bonus amount for individual performance of up to 100% of the bonus amount actually earned for the RONA component.

Code Section 162(m) Implications for Executive Compensation

It is the responsibility of the Nominating, Compensation and Governance Committee to address the issues raised by Section 162(m) of the Internal Revenue Code of 1986. This Section limits the Company’s annual deduction to $1,000,000 for compensation paid to the Chief Executive Officer and to the next four most highly compensated executives of the Company. Certain compensation that qualifies as performance-based or that meets other requirements under the Internal Revenue Code may be exempt from the Internal Revenue Code Section 162(m) limit. The Company’s shareholders ratified the Oxford Industries, Inc. Executive Performance Incentive Plan so that a portion of the bonuses paid under that plan may be treated as performance-based compensation not subject to the limits of Internal Revenue Code Section 162(m). The Nominating, Compensation and Governance Committee will continue to monitor the impact of Internal Revenue Code Section 162(m) and reserves the right to award compensation in excess of the limits as it deems necessary or appropriate.

Conclusion

The Nominating, Compensation and Governance Committee believes that the Company’s executive compensation program is competitive and provides the appropriate mix of incentives to achieve the Company’s goals. The achievement of these goals should enhance the profitability of the Company and provide sustainable value to its shareholders.

Respectfully submitted,

Robert E. Shaw, Chairman
Cecil D. Conlee
Helen B. Weeks

The foregoing report should not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

APPROVAL OF AMENDMENT TO THE OXFORD INDUSTRIES, INC.
LONG-TERM STOCK INCENTIVE PLAN
(Proposal No. 2)

Proposed Amendment to the Oxford Industries, Inc. Long-Term Stock Incentive Plan

You are voting on a proposal to amend the Oxford Industries, Inc. Long-Term Stock Incentive Plan (the “Plan”). The Board of Directors voted to amend the Plan on August 3, 2006, subject to shareholder approval. The Plan was originally adopted by the Board of Directors and approved by the Company’s shareholders in 2004.

The purpose of the amendment is to increase by an aggregate of 500,000 shares the Plan’s limit on the number of shares of common stock that could be transferred over the life of the Plan to Plan participants (i) free of a “substantial risk of forfeiture” in connection with grants of restricted shares under the Plan or (ii) in satisfaction of restricted share units awarded under the Plan. Under the proposed amendment, the limit would be increased from the current limit of 200,000 shares to a new limit of 700,000 shares. By way of clarification, this amendment would not increase the total number of shares of the Company’s common stock authorized for grant under the Plan.

The material features of the Plan are described below. A copy of the Plan, reflecting the amendment to give effect to the proposal, is attached as Appendix A to this Proxy Statement. By way of reference, the proposed amendment revises only the third sentence of Section 3(a) of the Plan.

Under the Plan, awards can be made in the form of incentive and non-qualified stock options, stock appreciation rights, restricted shares and restricted share units. As of August 3, 2006, there were 2,651,259 shares of our common stock available for issuance under the Plan. However, the Plan, as previously approved, has a limit of 200,000 on the number of shares of common stock that can be transferred to Plan participants (i) free of a “substantial risk of forfeiture” in connection with grants of restricted shares under the Plan or (ii) in satisfaction of restricted share units awarded under the Plan. As a result, as of August 3, 2006, there remained only 81,871 shares of our common stock available under the Plan for new awards of restricted shares or restricted share units without the possibility of exceeding the Plan’s current limitation concerning such transfers. On August 3, 2006, the Nominating, Compensation and Governance Committee, subject to the approval by our shareholders of the proposed amendment to the Plan, awarded performance share awards and restricted share unit awards to Plan participants for fiscal 2007. The aggregate number of restricted shares and restricted share units that could be issued from these fiscal 2007 awards would vary depending on the Company’s performance during fiscal 2007 and other factors; however, as a point of reference, if the Company achieves the target performance level for fiscal 2007, the aggregate number of shares that would be granted could be up to 71,850 shares and, if the Company achieves the specified maximum performance level, the number of shares that would be granted could be up to 107,775.

Since the Plan went into effect, the Nominating, Compensation and Governance Committee has granted awards under the Plan exclusively in the form of restricted shares and restricted share units. The Board of Directors and the Nominating, Compensation and Governance Committee believe that granting awards under the Plan in the form of restricted shares and restricted share units has been in the best interests of the Company and its shareholders and is consistent with recent trends in equity-based compensation. Specifically, the use of equity awards such as restricted shares and restricted share units that can both lose value and increase in value as our stock price may fall or rise aligns the interests of the Plan’s participants and the Company’s shareholders. Also, the Plan provides that grants of restricted shares and restricted share units may be made or become vested based upon the Company’s achievement of “performance objectives,” which further facilitates alignment of the interests of shareholders and Plan participants. Furthermore, because the Company will be required under generally accepted accounting principles to begin recording an expense charge in fiscal 2007 for stock options, the Nominating, Compensation and Governance Committee has determined that using restricted shares and restricted share units, instead of stock options or stock appreciation rights, may result in a lower overall charge for compensation expense. Additionally, the Nominating, Compensation and Governance Committee believes that the grant of awards under the Plan in the form of restricted shares and restricted share units (as opposed to grants of stock options or stock appreciation rights that are settled in shares of our common stock) is generally less dilutive to shareholders.

The Board of Directors and the Nominating, Compensation and Governance Committee believe that amending the Plan is in the best interests of the Company and its shareholders, as it would permit the Company to continue to use restricted shares and restricted share units, as opposed to stock options and stock appreciation rights, for equity-based compensation under the Plan. If the amendment is approved by our shareholders, the Plan, as amended, will become effective as of August 3, 2006. If the proposed amendment is approved, there will be an aggregate of 581,871 shares of our common stock still available to be transferred to Plan participants (i) free of a “substantial risk of forfeiture” in connection with grants of restricted shares under the Plan or (ii) in satisfaction of restricted share units awarded under the Plan, including those shares that may be granted pursuant to performance share awards and restricted share unit awards for fiscal 2007.

Stock Issuances

Since the Plan went into effect, the Nominating, Compensation and Governance Committee has only made awards under the Plan in the form of restricted shares and restricted share units. The table below shows, as to each of our named executive officers and the various indicated groups, the number of restricted shares and shares issuable in respect of restricted share units that have been granted under the Plan as of August 3, 2006, the most recent grant date under the Plan.

	Total Number of
	Restricted Shares and
	Shares Issuable in
	Satisfaction of
Name	Restricted Share Units	Dollar Value($)(1)

J. Hicks Lanier	7,585	336,678
Michael J. Setola	6,501	288,566
Thomas C. Chubb III	4,334	192,377
S. Anthony Margolis	2,001	71,576
Knowlton J. O’Reilly	3,251	144,301
All Non-Employee Directors as a Group (8 persons)	2,672	95,577
All Executive Officers as a Group (11 persons)	32,766	1,425,086
All Employees, including all current officers who are not executive officers	84,566	3,704,696

(1)	Based on the closing value of the Company’s common stock, as reported by the NYSE, on the relevant date of grant.

Summary of the Material Features of the Plan

Set forth below is a summary of the material features of the Plan.

Participation in the Plan.  Employees of the Company and its subsidiaries and members of the Company’s Board of Directors who are not employees may be selected by the Nominating, Compensation and Governance Committee to receive benefits under the Plan. The benefits or amounts that may be received by or allocated to participants in the Plan in future years will be determined in the discretion of the Nominating, Compensation and Governance Committee and may, as described below, be subject to certain performance objectives. Accordingly, the benefits that may be received by or allocated to participants in the Plan in future years is not presently determinable.

Limits on Awards made under the Plan.  In addition to the limitation described above regarding the number of shares of common stock that could be transferred to Plan participants free of a “substantial risk of forfeiture” in connection with grants of restricted shares under the Plan or in satisfaction of restricted share units awarded under the Plan, there are additional limits on awards that may be made under the Plan. An individual may not receive awards representing more than 300,000 shares of our common stock in any one year. In addition, the aggregate number of shares issued under the Plan upon the exercise of incentive stock options may not exceed 200,000.

Types of Awards under the Plan:  The following is a summary of the types of awards that may be made under the Plan, which awards include stock options, stock appreciation rights, restricted shares and restricted share units:

Terms of Stock Option Awards under the Plan.  Under the Plan, the Nominating, Compensation and Governance Committee may grant stock options that entitle the optionee to purchase shares of our common stock at a price equal to or greater than the fair market value of the stock on the date of grant. The option may specify that the option price is payable (i) in cash, (ii) by the transfer to the Company of unrestricted shares of our common stock, (iii) with any other legal consideration the Nominating, Compensation and Governance Committee may deem appropriate or (iv) any combination of these. No stock option may be exercised more than ten years from the date of grant. Each grant may specify a period of continuous employment with the Company or any of its subsidiaries (or in the case of a non-employee director, service on the Company’s Board of Directors) that is necessary before the stock option or any portion thereof will become exercisable, and may provide for the earlier exercise of the option in the event of a change in control of the Company or a similar event. Each grant may provide for the automatic grant of a reload option in the event that the optionee surrenders shares of our common stock in payment of the option price.

Terms of Stock Appreciation Rights Awards under the Plan.  The Nominating, Compensation and Governance Committee may grant stock appreciation rights that entitle the participant to receive a payment equal to a percentage of the difference between the fair market value of our common stock on the date of grant and on the date of exercise of the stock appreciation right. The grant may specify that the amount payable upon exercise of the stock appreciation right may be paid by the Company (i) in cash, (ii) in shares of our common stock or (iii) any combination of these. Any grant may specify a waiting period before the stock appreciation rights may become exercisable and permissible dates or periods on or during which the stock appreciation rights are exercisable. Each grant of a stock appreciation right must specify the period of continuous employment of the participant by the Company or any of its subsidiaries that is necessary before the stock appreciation right or installments thereof may be exercisable.

Terms of Restricted Share Awards under the Plan.  The Nominating, Compensation and Governance Committee may authorize grants to participants of restricted shares. An award of restricted shares involves the immediate transfer by the Company to a participant of ownership of a specific number of shares in return for the performance of services. The participant is entitled immediately to voting, dividend and other ownership rights in such shares, subject to the discretion of the Nominating, Compensation and Governance Committee. The transfer may be made without additional consideration from the participant. The Nominating, Compensation and Governance Committee may specify performance objectives that must be achieved for the restrictions to lapse or for the restricted shares to be granted. Restricted shares may be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Internal Revenue Code for a period to be determined by the Nominating, Compensation and Governance Committee on the grant date, and any grant or sale may provide for the earlier termination of such risk of forfeiture in the event of a change of control of the Company or a similar event.

Terms of Restricted Share Unit Awards under the Plan.  The Nominating, Compensation and Governance Committee may authorize grants to participants of restricted share units. Each grant will specify one or more performance objectives to be met within a specified period (the “performance period”), which may be subject to earlier termination in the event of a change in control of the Company or a similar event. If, by the end of the performance period, the specified performance objectives are satisfied, the participant will be deemed to have fully earned the restricted share units. If the specified performance objectives are not achieved, the participant may be deemed to have partly earned the restricted share units in accordance with a pre-determined formula. To the extent earned, the restricted share units will be paid to the participant at the time and in the manner determined by the Nominating, Compensation and Governance Committee in (i) cash, (ii) shares of our common stock or (iii) any combination thereof. Any grant of restricted share units may provide for the payment to the participant of dividend equivalents in cash or in additional shares of stock on a current, deferred or contingent basis.

Section 162(m) Exemption.  Section 162(m) of the Internal Revenue Code prevents a publicly held corporation from claiming tax deductions for compensation in excess of $1,000,000 paid to certain of its senior executives. Compensation is exempt from this limitation if it is “qualified performance-based compensation.” Stock options and stock appreciation rights are two examples of performance-based compensation. Other types of awards, such as restricted shares and restricted share units that are granted pursuant to pre-established objective performance formulas, may also qualify as performance-based compensation, so long as certain requirements are met, including the prior approval by shareholders of the performance formulas or measures. Although the Plan sets forth a list of objective performance measures on which such awards may be based, the Nominating, Compensation and Governance Committee has discretion to establish targets or numerical goals based on these measures.

Performance Objectives.  The Plan provides that grants of restricted shares and restricted share units may be made or become vested based upon “performance objectives.” The Nominating, Compensation and Governance Committee has the authority to determine what performance objectives will be used for a specific award. Performance objectives may be described in terms of either Company-wide objectives or objectives that are related to the performance of the individual participant or a subsidiary, division, department or function within the Company or a subsidiary in which the participant is employed. Except in the case of an award intended to qualify under Section 162(m), if the Nominating, Compensation and Governance Committee determines that a change in the business, operation, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the performance objectives unsuitable, the Nominating, Compensation and Governance Committee may modify the performance objectives, or the related minimum acceptable level of achievement, in whole or in part, as the Nominating, Compensation and Governance Committee deems equitable or appropriate.

Transferability.  Except as provided below, no award under the Plan may be transferred by a participant other than by will or the laws of descent and distribution, and stock options and stock appreciation rights may be exercised during the participant’s lifetime only by the participant or, in the event of the participant’s legal incapacity, the guardian or legal representative acting on behalf of the participant. The Nominating, Compensation and Governance Committee may expressly provide in an award agreement (other than an incentive stock option award agreement) that the participant may transfer the option to a spouse or lineal descendant, a trust for the exclusive benefit of such family members, a partnership or other entity in which all the beneficial owners are such family members or any other entity affiliated with the participant that the Nominating, Compensation and Governance Committee may approve.

Termination.  The Plan will remain in effect until terminated by the Company’s Board of Directors. Incentive stock options may not be granted under the Plan after July 27, 2014.

Amendments.  The Plan may be amended from time to time by the Company’s Board of Directors, but, without further approval by the shareholders of the Company, no such amendment may increase the limitations set forth in the Plan on the number of shares underlying certain types of awards, or on the number of shares that may be granted or issued in the aggregate, or to individual participants during any given time period, under the Plan.

Copies of the Plan

This summary is not a complete description of all of the provisions of the Plan. The summary is qualified in its entirety by the full text of the Plan, a copy of which has been attached to this Proxy Statement as Appendix A (and which copy reflects the amendment described above). You are encouraged to read the full text of the Plan if you need more information.

Required Vote

Approval of an amendment to the Plan requires the affirmative vote of at least a majority of the outstanding shares of our common stock present at the annual meeting, in person or by proxy, and entitled to vote on the proposal. Abstentions will have the same effect as a vote against this proposal. Broker non-votes, if any, will not be counted as entitled to vote on the proposal and will have no effect on the vote for this proposal.

Recommendation of the Board of Directors

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO AMEND THE OXFORD INDUSTRIES, INC. LONG-TERM STOCK INCENTIVE PLAN.

APPOINTMENT OF INDEPENDENT AUDITORS
(Proposal No. 3)

At the recommendation of the Audit Committee, the Company’s Board of Directors has selected Ernst & Young LLP, independent registered public accounting firm, to serve as our independent auditors during the current fiscal year. Ernst & Young LLP has served as auditors for the Company since May 2002. The Board of Directors considers such accountants to be well qualified and recommends that the shareholders vote to ratify their appointment. Shareholder ratification of the appointment of auditors is not required by law; however, the Company’s Board of Directors considers the solicitation of shareholder ratification to be in the Company’s and its shareholders’ best interests.

Ratification of the appointment of Ernst & Young LLP to serve as our independent auditors during fiscal 2007 requires the affirmative vote of at least a majority of the outstanding shares of our common stock present at the annual meeting, in person or by proxy, and entitled to vote on the proposal. Abstentions will have the same effect as a vote against this proposal.

In view of the difficulty and expense involved in changing auditors on short notice, if the Company’s shareholders do not ratify the appointment of Ernst & Young LLP at the annual meeting, it is contemplated that the appointment of Ernst & Young LLP to serve as our independent auditors during fiscal 2007 will be permitted to stand unless the Company’s Board of Directors finds other compelling reasons for making a change. Disapproval by the shareholders will be considered a recommendation that the Company’s Board of Directors select other auditors for the following year. A representative of Ernst & Young LLP is expected to attend the annual meeting. The representative will be given the opportunity to make a statement if he or she desires to do so and is expected to be available to respond to questions from shareholders.

Recommendation of the Board of Directors

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP TO SERVE AS OUR INDEPENDENT AUDITORS DURING THE FISCAL YEAR ENDING JUNE 1, 2007.

OTHER MATTERS

The Board of Directors knows of no other matters that will be brought before the annual meeting. If other matters are introduced, the persons named in the enclosed proxy as the proxy holders will vote on such matters in their discretion.

ADDITIONAL INFORMATION

Annual Report on Form 10-K

We will provide without charge, at the written request of any shareholder of record as of August 22, 2006, a copy of our Annual Report on Form 10-K, including the financial statements, as filed with the U.S. Securities and Exchange Commission, excluding exhibits. We will provide copies of the exhibits if they are requested by eligible shareholders. We may impose a reasonable fee for providing the exhibits. Requests for copies of our Annual Report on Form 10-K should be mailed to: Oxford Industries, Inc., 222 Piedmont Avenue, N.E., Atlanta, GA 30308, Attention: Investor Relations.

Shareholder Proposals and Communications to the Board of Directors

Q. How do I submit a shareholder proposal?

We must receive proposals of shareholders intended to be presented at the 2007 Annual Meeting of shareholders on or before May 4, 2007 in order for the proposals to be eligible for inclusion in our proxy statement and proxy relating to that meeting. These proposals should be sent by mail to the Office of the Secretary, Oxford Industries, Inc., 222 Piedmont Ave., N.E., Atlanta, Georgia 30308. Each shareholder proposal must comply with Rule 14a-8 under the Exchange Act to be deemed acceptable.

Q. How can a shareholder communicate with the Company’s directors?

Mail can be addressed to directors in care of the Office of the Secretary, Oxford Industries, Inc., 222 Piedmont Ave., N.E., Atlanta, Georgia 30308. At the direction of the Company’s Board of Directors, all mail received will be opened and screened for security purposes. The mail will then be logged in. All mail, other than trivial or obscene items, will be forwarded. Trivial items will be delivered to the directors at the next scheduled meeting of the Board of Directors. Mail addressed to a particular director will be forwarded or delivered to that director. Mail addressed to “Outside Directors” or “Non-Management Directors” will be forwarded or delivered to the presiding independent director, as designated in accordance with our Corporate Governance Guidelines. Mail addressed to the “Board of Directors” will be forwarded or delivered to the Chairman of the Board of Directors.

Expenses of Solicitation

We will bear the cost of solicitation of proxies by the Board of Directors in connection with the annual meeting. We will reimburse brokers, fiduciaries and custodians for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of our common stock held in their names. Our employees may solicit proxies by mail, telephone, facsimile, electronic mail and personal interview. We do not presently intend to pay compensation to any individual or firm for the solicitation of proxies, however, if the Company’s management should deem it necessary or appropriate, we may retain the services of an outside individual or firm to assist in the solicitation of proxies.

By Order of the Board of Directors

Thomas E. Campbell
Secretary

Our annual report to shareholders for fiscal 2006, which includes audited financial statements, accompanies this Proxy Statement. The annual report does not form any part of the material for the solicitation of proxies.

APPENDIX A

OXFORD INDUSTRIES, INC.

LONG-TERM STOCK INCENTIVE PLAN
(as amended as of August 3, 2006)

1. Purpose.  The purpose of the Oxford Industries, Inc. Long-Term Stock Incentive Plan (the “Plan”) is to attract and retain employees and directors for Oxford Industries, Inc. and its subsidiaries and to provide such persons with incentives and rewards for superior performance.

2. Definitions.  The following terms shall be defined as set forth below:

(a) “Award” means any Option, Stock Appreciation Right, Restricted Share or Restricted Share Unit.

(b) “Board” means the Board of Directors of the Company.

(c) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(d) “Committee” means the committee described in Section 4 of this Plan.

(e) “Company” means Oxford Industries, Inc., a Georgia corporation, or any successor corporation.

(f) “Employee” means any person, including an officer, employed by the Company or a Subsidiary.

(g) “Fair Market Value” means the fair market value of the Shares as determined by the Committee from time to time. Unless otherwise determined by the Committee, the fair market value shall be the closing price for the Shares reported on a consolidated basis on the New York Stock Exchange on the relevant date or, if there were no sales on such date, the closing price on the nearest preceding date on which sales occurred.

(h) “Grant Date” means the date specified by the Committee on which a grant of an Award shall become effective, which shall not be earlier than the date on which the Committee takes action with respect thereto.

(i) “Option” means any option to purchase Shares granted under Section 5 of this Plan.

(j) “Optionee” means the person so designated in an agreement evidencing an outstanding Option.

(k) “Participant” means an Employee or nonemployee Director who is selected by the Committee to receive benefits under this Plan, provided that nonemployee Directors shall not be eligible to receive grants of Incentive Stock Options.

(l) “Performance Objectives” means the performance objectives that may be established pursuant to this Plan for Participants who have received grants of Restricted Shares or Restricted Share Units. Performance Objectives may include the achievement of a specified target, or target growth in, one or more of the following: (i) earnings before interest expense, taxes, depreciation and amortization (“EBITDA”); (ii) earnings before interest expense and taxes (“EBIT”); (iii) net earnings; (iv) net income; (v) operating income; (vi) earnings per share; (vii) book value per share; (viii) return on shareholders’ equity; (ix) capital expenditures; (x) expenses and expense ratio management; (xi) return on investment; (xii) improvements in capital structure; (xiii) profitability of an identifiable business unit or product; (xiv) maintenance or improvement of profit margins; (xv) stock price; (xvi) market share; (xvii) revenues or sales; (xviii) costs; (xix) cash flow; (xx) working capital; (xxi) return on (net) assets; (xxii) economic value added; (xxiii) gross or net profit before or after taxes or (xxiv) objectively determinable goals with respect to service or product delivery, service or product quality, inventory management, customer satisfaction, meeting budgets and/or retention of employees. Performance objectives may relate to the Company and/or one or more of its subsidiaries, one or more of its divisions or units or any combination of the foregoing, on a consolidated or nonconsolidated basis, and may be applied on an absolute basis or be relative to one or more peer group companies or indices, or any combination thereof, all as the Committee determines. For Awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code, these factors will not be altered or replaced by any other criteria without ratification by the shareholders of the Company if failure to obtain such approval would result in jeopardizing the tax deductibility of Performance Awards to Participants.

(m) “Performance Period” means a period of time established under Sections 7 and 8 of this Plan within which the Performance Objectives relating to a Restricted Share or Restricted Share Unit are to be achieved.

(n) “Restricted Share” means a Share granted under Section 7 of this Plan.

(o) “Restricted Share Unit” means a bookkeeping entry that records the equivalent of one Restricted Share awarded pursuant to Section 8 of this Plan.

(p) “Shares” means shares of the Common Stock of the Company, $1.00 par value, or any security into which Shares may be converted by reason of any transaction or event of the type referred to in Section 10 of this Plan.

(q) “Stock Appreciation Right” means a right granted under Section 6 of this Plan.

(r) “Subsidiary” means a corporation or other entity (i) more than 50 percent of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but more than 50 percent of whose ownership interest (representing the right generally to make decisions for such other entity) is, now or hereafter owned or controlled directly or indirectly by the Company, provided that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” means any corporation in which the Company owns or controls directly or indirectly more than 50 percent of the total combined voting power represented by all classes of stock issued by such corporation at the time of such grant.

3. Shares Available Under the Plan.

(a) Subject to adjustment as provided in Section 10 of this Plan, the number of Shares that may be (i) issued or transferred upon the exercise of Options or Stock Appreciation Rights, (ii) awarded as Restricted Shares and released from substantial risk of forfeiture, or (iii) issued or transferred in payment of Restricted Share Units, on or after the effective date specified in Section 16, shall not in the aggregate exceed 1,000,000 Shares. In no event, however, shall the number of Shares issued upon the exercise of Incentive Stock Options exceed 200,000 Shares. Further, in no event shall the number of Restricted Shares released from substantial risk of forfeiture and the number of shares issued or transferred in payment of Restricted Share Units exceed an aggregate of 700,000~~200,000~~ Shares, subject to adjustment as provided in Section 10. Such Shares may be Shares of original issuance, Shares held in Treasury, or Shares that have been reacquired by the Company. Shares that are currently available for grant or that become available for grant under the Company’s existing stock option and restricted stock plans will be added to the aggregate number of Shares authorized under the Plan, and all subsequent grants shall be made pursuant to the Plan.

(b) Upon payment of the Option Price upon exercise of a Nonqualified Stock Option by the transfer to the Company of Shares or upon satisfaction of tax withholding obligations under the Plan by the transfer or relinquishment of Shares, there shall be deemed to have been issued or transferred only the number of Shares actually issued or transferred by the Company, less the number of Shares so transferred or relinquished. Upon the payment in cash of a benefit provided by any Award under the Plan, any Shares that were subject to such Award shall again be available for issuance or transfer under the Plan.

(c) No Participant may receive Awards representing more than 300,000 Shares in any one calendar year.

4. Administration of the Plan.  This Plan shall be administered by one or more committees appointed by the Board. The interpretation and construction by the Committee of any provision of this Plan or of any agreement or document evidencing the grant of any Award and any determination by the Committee pursuant to any provision of this Plan or any such agreement, notification or document, shall be final and conclusive. No member of the Committee shall be liable to any person for any such action taken or determination made in good faith.

5. Options.  The Committee may from time to time authorize grants to Participants of options to purchase Shares upon such terms and conditions as the Committee may determine in accordance with the following provisions:

(a) Each grant shall specify the number of Shares to which it pertains.

(b) Each grant shall specify an Option Price per Share, which shall be equal to or greater than the Fair Market Value on the Grant Date.

(c) Each grant shall specify the form of consideration to be paid in satisfaction of the Option Price and the manner of payment of such consideration, which may include (i) cash in the form of currency or check or other cash equivalent acceptable to the Company, (ii) nonforfeitable, unrestricted Shares owned by the Optionee which have a value at the time of exercise that is equal to the Option Price, (iii) any other legal consideration that the Committee may deem appropriate on such basis as the Committee may determine in accordance with this Plan, or (iv) any combination of the foregoing.

(d) On or after the Grant Date of any Option, the Committee may provide for the automatic grant to the Optionee of a reload Option in the event the Optionee surrenders Shares in satisfaction of the Option Price upon the exercise of an Option as authorized under Section 5(c) above. Each reload Option shall pertain to a number of Shares equal to the number of Shares utilized by the Optionee to exercise the original Option. Each reload Option shall have an exercise price equal to Fair Market Value on the date it is granted and shall expire on the stated exercise date of the original Option.

(e) Each Option grant may specify a period of continuous employment of the Optionee by the Company or any Subsidiary (or, in the case of a nonemployee Director, service on the Board) that is necessary before the Options or installments thereof shall become exercisable, and any grant may provide for the earlier exercise of such rights in the event of a change in control of the Company or other similar transaction or event.

(f) Options granted under this Plan may be Incentive Stock Options, Nonqualified Stock Options or a combination of the foregoing, provided that only Nonqualified Stock Options may be granted to nonemployee Directors. Each grant shall specify whether (or the extent to which) the Option is an Incentive Stock Option or a Nonqualified Stock Option. Notwithstanding any such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Options designated as Incentive Stock Options are exercisable for the first time by an Optionee during any calendar year (under all plans of the Company) exceeds $100,000, such Options shall be treated as Nonqualified Stock Options. No Option granted under this Plan may be exercised more than ten years from the Grant Date.

(g) Each grant shall be evidenced by an agreement delivered to and accepted by the Optionee and containing such terms and provisions as the Committee may determine consistent with this Plan.

6. Stock Appreciation Rights.  The Committee may also authorize grants to Participants of Stock Appreciation Rights. A Stock Appreciation Right is the right of the Participant to receive from the Company an amount, which shall be determined by the Committee and shall be expressed as a percentage (not exceeding 100 percent) of the difference between the Fair Market Value of the Shares on the Grant Date and the Fair Market Value of the Shares on the date of exercise. Any grant of Stock Appreciation Rights under this Plan shall be upon such terms and conditions as the Committee may determine in accordance with the following provisions:

(a) Any grant may specify that the amount payable upon the exercise of a Stock Appreciation Right may be paid by the Company in cash, Shares or any combination thereof and may (i) either grant to the Participant or reserve to the Committee the right to elect among those alternatives or (ii) preclude the right of the Participant to receive and the Company to issue Shares or other equity securities in lieu of cash.

(b) Any grant may specify that the amount payable upon the exercise of a Stock Appreciation Right shall not exceed a maximum specified by the Committee on the Grant Date.

(c) Each grant shall be evidenced by an agreement delivered to and accepted by the Optionee, which shall describe the subject Stock Appreciation Rights, state that the Stock Appreciation Rights are subject to all of the terms and conditions of this Plan and contain such other terms and provisions as the Committee may determine consistent with this Plan.

(d) Each grant shall specify in respect of each Stock Appreciation Right the Fair Market Value on the Grant Date.

(e) Successive grants may be made to the same Participant regardless of whether any Stock Appreciation Rights previously granted to such Participant remain unexercised.

(f) Each grant shall specify the period or periods of continuous employment of the Participant by the Company or any Subsidiary that are necessary before the Stock Appreciation Rights or installments thereof shall become exercisable, as well as the permissible dates or periods on or during which Stock Appreciation Rights shall be exercisable. Any grant may provide for the earlier exercise of such rights in the event of a change in control of the Company or other similar transaction or event.

7. Restricted Shares.  The Committee may also authorize grants to Participants of one or more Restricted Shares upon such terms and conditions as the Committee may determine in accordance with the following provisions:

(a) Each grant shall constitute an immediate transfer of the ownership of Shares to the Participant in consideration of the performance of services.

(b) Each grant may be made without additional consideration from the Participant or in consideration of a payment by the Participant that is less than the Fair Market Value on the Grant Date.

(c) Each grant may provide that the Restricted Shares covered thereby shall be subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code for a period to be determined by the Committee on the Grant Date, and any grant or sale may provide for the earlier termination of such risk of forfeiture in the event of a change in control of the Company or other similar transaction or event.

(d) Unless otherwise determined by the Committee, an award of Restricted Shares shall entitle the Participant to dividend, voting and other ownership rights, during the period for which such substantial risk of forfeiture is to continue.

(e) Each grant shall provide that, during the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Shares shall be prohibited or restricted in the manner and to the extent prescribed by the Committee on the Grant Date. Such restrictions may include, without limitation, rights of repurchase or first refusal in the Company or provisions subjecting the Restricted Shares to a continuing substantial risk of forfeiture in the hands of any transferee.

(f) Any grant or the vesting thereof may be conditioned upon or further conditioned upon the attainment of Performance Objectives during a Performance Period as established by the Committee.

(g) Any grant may require that any or all dividends or other distributions paid on the Restricted Shares during the period of such restrictions be automatically sequestered and reinvested on an immediate or deferred basis in additional Shares, which may be subject to the same restrictions as the underlying Award or such other restrictions as the Committee may determine.

(h) Each grant shall be evidenced by an agreement delivered to and accepted by the Participant and containing such terms and provisions as the Committee may determine consistent with this Plan. Unless otherwise directed by the Committee, all certificates representing Restricted Shares, together with a stock power that shall be endorsed in blank by the Participant with respect to such Shares, shall be held in custody by the Company until all restrictions thereon lapse.

8. Restricted Share Units.  The Committee may also authorize grants of Restricted Share Units, which shall become payable to the Participant upon the achievement of specified Performance Objectives, upon such terms and conditions as the Committee may determine in accordance with the following provisions:

(a) Each grant shall specify the number of Restricted Share Units to which it pertains, which may be subject to adjustment to reflect changes in compensation or other factors.

(b) The Performance Period with respect to each Restricted Share Unit shall commence on the Grant Date and may be subject to earlier termination in the event of a change in control of the Company or other similar transaction or event.

(c) Each grant shall specify the Performance Objectives that are to be achieved by the Participant.

(d) Each grant may specify in respect of the specified Performance Objectives a minimum acceptable level of achievement below which no payment will be made and may set forth a formula for determining the amount of any payment to be made if performance is at or above such minimum acceptable level but falls short of the maximum achievement of the specified Performance Objectives.

(e) Each grant shall specify the time and manner of payment of Restricted Share Units that shall have been earned, and any grant may specify that any such amount may be paid by the Company in cash, Shares or any combination thereof and may either grant to the Participant or reserve to the Committee the right to elect among those alternatives.

(f) Any grant of Restricted Share Units may specify that the amount payable, or the number of Shares issued, with respect thereto may not exceed maximums specified by the Committee on the Grant Date.

(g) Any grant of Restricted Share Units may provide for the payment to the Participant of dividend equivalents thereon in cash or additional Shares on a current, deferred or contingent basis.

(h) If provided in the terms of the grant, the Committee may adjust Performance Objectives and the related minimum acceptable level of achievement if, in the sole judgment of the Committee, events or transactions have occurred after the Grant Date that are unrelated to the performance of the Participant and result in distortion of the Performance Objectives or the related minimum acceptable level of achievement.

(i) Each grant shall be evidenced by an agreement delivered to and accepted by the Participant, which shall state that the Restricted Share Units are subject to all of the terms and conditions of this Plan and such other terms and provisions as the Committee may determine consistent with this Plan.

9. Transferability.

(a) Except as provided in Section 9(b), no Award granted under this Plan shall be transferable by a Participant other than by will or the laws of descent and distribution, and Options and Stock Appreciation Rights shall be exercisable during a Participant’s lifetime only by the Participant or, in the event of the Participant’s legal incapacity, by his guardian or legal representative acting in a fiduciary capacity on behalf of the Participant under state law. Any attempt to transfer an Award in violation of this Plan shall render such Award null and void.

(b) The Committee may expressly provide in an Award agreement (or an amendment to an Award agreement) that a Participant may transfer such Award (other than an Incentive Stock Option), in whole or in part, to a spouse or lineal descendant (a Family Member), a trust for the exclusive benefit of Family Members, a partnership or other entity in which all the beneficial owners are Family Members, or any other entity affiliated with the Participant that may be approved by the Committee. Subsequent transfers of Awards shall be prohibited except in accordance with this Section 9(b). All terms and conditions of the Award, including provisions relating to the termination of the Participant’s employment or service with the Company or a Subsidiary, shall continue to apply following a transfer made in accordance with this Section 9(b).

(c) Any Award made under this Plan may provide that all or any part of the Shares that are (i) to be issued or transferred by the Company upon the exercise of Options or Stock Appreciation Rights or upon payment under any grant of Restricted Share Units, or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 7 of this Plan, shall be subject to further restrictions upon transfer.

10. Adjustments.  The Committee may make or provide for such adjustments in the (a) number of Shares covered by outstanding Options, Stock Appreciation Rights, Restricted Shares and Restricted Share Units granted hereunder, (b) prices per share applicable to such Options and Stock Appreciation Rights, and (c) kind of Shares covered thereby, as the Committee in its sole discretion may in good faith determine to be equitably required in order to prevent dilution or enlargement of the rights of Participants that otherwise would result from (x) any stock dividend, stock split, combination or exchange of Shares, recapitalization or other change in the capital structure of the Company, (y) any merger, consolidation, spin — off, spin — out, split — off, split — up, reorganization, partial or complete liquidation or other distribution of assets (other than a normal cash dividend), issuance of rights or warrants to purchase securities or (z) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event, the Committee may provide in substitution for any or all outstanding Awards under this Plan such alternative consideration as it may in good faith determine to be equitable under the circumstances and may require in connection therewith the surrender of all Awards so replaced. The Committee may also make or provide for such adjustments in the number of Shares specified in Section 3 of this Plan as the Committee in its sole discretion may in good faith determine to be appropriate in order to reflect any transaction or event described in this Section 10.

11. Fractional Shares.  The Company shall not issue any fractional Shares pursuant to this Plan and shall settle any such fractional Shares in cash.

12. Withholding Taxes.  To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a Participant or other person under this Plan, it shall be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of all such taxes required to be withheld. At the discretion of the Committee, such arrangements may include relinquishment of a portion of such benefit.

13. Certain Terminations of Employment, Hardship and Approved Leaves of Absence.  Notwithstanding any other provision of this Plan to the contrary, in the event of termination of employment by reason of death, disability, normal retirement, early retirement with the consent of the Company or leave of absence approved by the Company, or in the event of hardship or other special circumstances, of a Participant who holds an Option or Stock Appreciation Right that is not immediately and fully exercisable, any Restricted Shares as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, any Restricted Share Units that have not been fully earned, or any Shares that are subject to any transfer restriction pursuant to Section 9(c) of this Plan, the Committee may in its sole discretion take any action that it deems to be equitable under the circumstances or in the best interests of the Company, including, without limitation, waiving or modifying any limitation or requirement with respect to any Award under this Plan.

14. Foreign Employees.  In order to facilitate the making of any grant or combination of grants under this Plan, the Committee may provide for such special terms for Awards to Participants who are foreign nationals, or who are employed by the Company or any Subsidiary outside of the United States of America, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to, or amendments, restatements or alternative versions of, this Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of this Plan as in effect for any other purpose, provided that no such supplements, amendments, restatements or alternative versions shall include any provisions that are inconsistent with the terms of this Plan, as then in effect, unless this Plan could have been amended to eliminate such inconsistency without further approval by the Stockholders of the Company.

15. Amendments and Other Matters.

(a) This Plan may be amended from time to time by the Board, but no such amendment shall increase any of the limitations specified in Section 3 of this Plan, other than to reflect an adjustment made in accordance with Section 10, without the further approval of the Stockholders of the Company.

(b) The Committee shall not re-price any Option granted under the Plan except with the approval of the affirmative vote of the majority of Shares voting at a meeting of the Company’s stockholders.

(c) This Plan shall not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary and shall not interfere in any way with any right that the Company or any Subsidiary would otherwise have to terminate any Participant’s employment or other service at any time.

(d) To the extent that any provision of this Plan would prevent any Option that was intended to qualify under particular provisions of the Code from so qualifying, such provision of this Plan shall be null and void with respect to such Option, provided that such provision shall remain in effect with respect to other Options, and there shall be no further effect on any provision of this Plan.

16. Effective Date and Stockholder Approval.  This Plan shall become effective upon its approval by the Board, subject to approval by the Stockholders of the Company at the next Annual Meeting of Stockholders. The Committee may grant Awards subject to the condition that this Plan shall have been approved by the Stockholders of the Company.

17. Governing Law.  The validity, construction and effect of this Plan and any Award hereunder will be determined in accordance with the laws of the State of Georgia.

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MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6	000004 Least Address Line	000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext
C 1234567890 J N T

☐	Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

 A   Election of Directors
The Board of Directors recommends a vote FOR the listed nominees.

1.	Proposal to elect the nominees listed below. If a nominee becomes unable to serve, the proxy will be voted for a substitute nominee or will not be voted, as recommended by the Board of Directors.

		For	Withhold

	01 - J. Hicks Lanier	☐	☐

	02 - Thomas C. Gallagher	☐	☐

	03 - Clarence H. Smith	☐	☐
 B   Other Proposals
The Board of Directors recommends a vote FOR the following proposals.

		For	Against	Abstain

2.	Proposal to approve an amendment to the Oxford Industries, Inc. Long-Term Stock Incentive Plan.	☐	☐	☐

3.	Proposal to ratify the appointment of Ernst & Young LLP, independent registered public accounting firm, to serve as the Company’s independent auditors during the fiscal year ending June 1, 2007.	☐	☐	☐

4.	The proxies are authorized to vote in their discretion upon all such other matters as may properly come before the annual meeting.
 C   Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.
Please sign and date below and return this proxy immediately in the enclosed envelope, whether or not you plan to attend the annual meeting.
IMPORTANT: Please date this proxy and sign exactly as your name or names appear. If shares are jointly owned, both owners should sign. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If signing as a corporation, please sign in full corporate name by President or other authorized officer. If signing as a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy)	Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box

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☐	0 1 0 4 8 5	1 U PX	C O Y	+

Proxy - Oxford Industries, Inc.

ANNUAL MEETING OF SHAREHOLDERS, OCTOBER 10, 2006
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
The executing shareholder(s) appoints J. HICKS LANIER, THOMAS C. CHUBB III and THOMAS E. CAMPBELL, and each of them, proxies, with full power of substitution, for and in the name of the executing shareholder(s), to vote all shares of the common stock of Oxford Industries, Inc. that the executing shareholder(s) would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held on Tuesday, October 10, 2006, at 3:00 p.m., local time, at the offices of Oxford Industries, Inc., 222 Piedmont Avenue, N.E., Atlanta, Georgia 30308, and at any adjournment or postponement thereof, upon the matters described in the accompanying Notice of Annual Meeting and Proxy Statement, receipt of which is acknowledged, and upon any other business that may properly come before the meeting or any adjournment or postponement thereof. Said persons are directed to vote as indicated on the reverse side, and otherwise in their discretion upon any other business.
THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED “FOR” EACH OF PROPOSALS 1, 2 AND 3 AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING TO THE EXTENT PERMITTED UNDER APPLICABLE LAW.